                        The Cedarbrook Rebound Facility

                              1400 Nashville Pike

                              Gallatin, Tennessee

                                APPRAISAL REPORT
                                       ON

                                 The Cedarbrook
                                Rebound Facility
                               1400 Nashville Pike
                               Gallatin, Tennessee

PREPARED BY:

HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina 28717

Copyright 1997, HealthCare Property Appraisers of America, Inc.

                                   SUBJECT


                                  [PICTURE]

    HealthCare Property Appraisers                J. MICHAEL BURROUGHS, MAI, SRA
         OF AMERICA, INC.                                    PRESIDENT

       Post Office Box 2227
Hwy. 64 E., Laurel Terrace, 2nd Floor
   Cashiers, North Carolina 28717
       Phone: 704-743-5204
        Fax: 704-743-1730

April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, TX 75240

Re: The Cedarbrook Rebound Facility
    Gallatin, Tennessee

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Cedarbrook Rebound Facility for the purpose of estimating the Market Value of its fee simple estate. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled:
"Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Maximum Market Value, as of March 24, 1997 in its present physical condition of:

                                    $200,000

The above value includes no value for the building improvements and assumes a buyer cannot be found who can use and will pay something for the building improvements. We rate the probability of the subject's being able to attract such a buyer who wold allocate any value to the building improvements as FAIR.

The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,

HealthCare Property Appraisers of America, Inc.

/s/ J. MICHAEL BURROUGHS
-----------------------------------------
J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser, #A218
President

JMB:ela


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                        SUMMARY OF IMPORTANT CONCLUSIONS

                  Self-Contained Report of a Complete Appraisal

Subject Property:                               The Cedarbrook
                                                Rebound Facility

Property Location:                              1400 Nashville Pike
                                                Gallatin, Tennessee

Effective Date:                                 March 24, 1997

Report Date:                                    April 10, 1997

Purpose of Appraisal:                           Market Value

Area of Site:                                   6.95 acres (approx.)

Highest and Best Use:                           For Office Complex Use

Improvements:
   Number of Beds:                              40 Beds
   Building Size:                               42,350 sf (approx.)
   Building Date:                               1985

Market Value:
(Assumes No Building Value)
   Land                                         $200,000
   Building Improvements                               0
                                                --------
   Total Real Estate                            $200,000


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                                TABLE OF CONTENTS


TRANSMITTAL LETTER.....................................................2
SUMMARY OF IMPORTANT CONCLUSIONS.......................................4
TABLE OF CONTENTS......................................................5
GENERAL IDENTIFICATION OF PROPERTY.....................................6
PROPERTY RIGHTS APPRAISED .............................................6
SCOPE OF APPRAISAL ....................................................6
HISTORY OF PROPERTY....................................................7
THE PURPOSE OF THE APPRAISAL ..........................................8
METHOD OF APPRAISAL ..................................................11
REGIONAL ANALYSIS ....................................................13
MARKET AREA AND NEIGHBORHOOD..........................................35
SITE DATA.............................................................40
DESCRIPTION OF IMPROVEMENTS...........................................45
COST APPROACH TO VALUE ...............................................50
INCOME CAPITALIZATION APPROACH TO VALUE...............................67
SALES COMPARISON APPROACH TO VALUE....................................72
RECONCILIATION AND FINAL VALUE ESTIMATE ..............................92
SUMMARY OF VALUES ....................................................96
UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS........................97
APPRAISER'S CERTIFICATION ...........................................100
QUALIFICATIONS OF APPRAISER .........................................103



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The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


                       GENERAL IDENTIFICATION OF PROPERTY

The subject property, known as The Cedarbrook Rebound Facility, is located at 1400 Nashville Pike, Gallatin, Tennessee. The subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes real property only.

                            PROPERTY RIGHTS APPRAISED

The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".

                         Definition of Fee Simple Estate

    Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation. (The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, Third Printing, October, 1987)

                               SCOPE OF APPRAISAL

In conducting this appraisal, our staff

    -    Inspected the subject property.

    - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

    - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

    - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by USPAP.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


                               HISTORY OF PROPERTY

To the best of the appraiser's knowledge, the subject property has not been sold, listed or placed under contract within the past three years. The subject property is listed at the county courthouse as being owned by Jacques Miller.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                          THE PURPOSE OF THE APPRAISAL

The purpose of the Complete Appraisal contained in this Self-Contained Appraisal Report is to estimate the Market Value of The Cedarbrook Rebound Facility. This report is for the internal use of Capital Realty Group.

                           Definition of Market Value

    The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

    (1)  Buyer and seller are typically motivated.

    (2) Both parties are well informed or well advised, and acting in what they consider their own best interests.

    (3)  A reasonable time is allowed for exposure in the open market.

    (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.

    (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.*


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                                   COMPETENCY

The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:

    "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP."

HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:

    -    General and Acute Care Hospitals
    -    Psychiatric Hospitals
    -    Substance Abuse Facilities
    -    Skilled Nursing Homes
    -    Assisted Living Homes
    -    Rest Homes, Personal Care and Homes for the Aged
    -    Facilities for the Developmentally Disabled
    -    Independent Living Apartments for Retirees
    -    Continuing Care Retirement Communities

Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs. HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


Source of Definitions

    - Title XI. Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) [Pub. L. No. 101-73, 103 Stat. 183 (1989)], 12 U.S.C.
         3310, 3331-3351, and section 5(b) of the Bank Holding Company Act, 12 U.S.C. 1844(b); Part 225, Subpart G: Appraisals Paragraph 225.62(f).

    -    Uniform Standards of Professional Appraisal Practice, Page 1-7.

    -    Federal Reserve System, 12 CFR Parts 208 and 225, Sec. 225.62.

    -    Office of the Comptroller of the Currency, 12 CFR part 34, Sec. 34.42.

    -    FDIC, 12 CFR Part 323, Sec. 323.2.

    -    Office of Thrift Supervision, 12 CFR Part 564, Sec. 564.2.

    -    NCUA, 12 CFR Part 722, Sec. 722.2.


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                               METHOD OF APPRAISAL

The Appraisal Profession generally recognizes three approaches to value:

1. Cost Approach to Value: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

2. Income Capitalization Approach to Value: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.

3. Sales Comparison Approach to Value (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Office Complexs in this market area and develops units of comparison which are adjusted and applied to the subject property.


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










                                                            REGIONAL ANALYSIS

--------------------------------------------------------------------------------

                                [Gallatin City Map]

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


                                REGIONAL ANALYSIS

                                    OVERVIEW

The subject property is located in the city of Gallatin, Sumner County, Tennessee. Located in the north central region of the state, the site is approximately 20 miles northwest of Nashville and can be considered to be a bedroom community of Nashville. There are eight incorporated cities in Sumner County and Gallatin is the county seat.

Sumner County rests in the northwest section of the Nashville, Tennessee Metropolitan Statistical Area (hereafter referred to as the Nashville MSA), which is composed of the following counties: Cheatham, Davidson, Dickson, Robertson, Rutherford, Sumner, Williamson and Wilson.

                               TERRAIN AND CLIMATE

The Sumner County area is primarily rolling to lowland hills with an average elevation of 600 feet, typical of north central Tennessee. The Cumberland River is just south of the Gallatin area. Average annual precipitation is 46 inches of rain from moderately frequent thunderstorms and 11 inches of snow. A varied four-season climate, averaging a low temperature of 37 degrees in January and a high of 82 degrees in July, has encouraged growth in the Sumner County area.

                           POPULATION AND DEMOGRAPHICS


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               CHANGE                  PROJECTED CHANGE
                              1990-1996                   1996-2001
                      ----------------------------------------------------------
UNITED STATES                    6.5%                        4.9%

STATE                            8.6%                        6.5%

MSA                             12.1%                        9.0%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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The area enjoys a broadly diversified economic base including the manufacturing of furniture and boats, automotive parts, aluminum products, tool and die, medical service and printing industries, which contribute to the growth of the area. According to Claritas, Inc., a demographics survey firm, the estimated 1996 population of the United States has increased 6.5% since 1990, and an additional 4.9% increase can be expected by 2001.

According to the 1990 Census, Tennessee's population totaled 4,877,185 residents. Claritas estimates the current population at 5,294,786, representing an increase of 8.6%. By 2001, the population is projected to reach 5,638,736 residents, an increase of 6.5%.

The 1990 Census indicates Nashville MSA's population totaled 985,026 residents. Claritas estimates the current population at 1,104,698, representing an increase of 12.1%. By 2001, the population is projected to reach 1,204,436 residents, an increase of 9.0%.

                     DEMOGRAPHICS OF THE ELDERLY POPULATION

                    Percentage of Change - Elderly Population


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                      1990-1996                                         1996-2001
                                      ---------                                         ---------
                       75-79           80-84          85 & Over          75-79           80-84          85 & Over
                       -----           -----          ---------          -----           -----          ---------

U. S.                  14.4%           21.0%            32.9%            11.3%           12.4%            19.0%

STATE                  15.9%           23.3%            43.8%            13.7%           13.7%            22.2%

MSA                    18.9%           22.0%            44.5%            17.3%           16.1%            22.5%
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 2001, the 75 to 79 age group is projected to increase by an additional 11.3%, the 80 to 84 group by 12.4% and the age group 85 and over by 19.0%.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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In the state of Tennessee, the 75 to 79 age group is currently estimated at
141,781 which is an increase of 15.9% since the last census. The age group 80 to 84 has shown an increase of 23.3% in that same time period and the 85 and over age group has shown an increase of 43.8%. It is estimated that by 2001, there will be 12.4, 8.6 and 8.1 residents in these age groups or a change of 13.7%, 13.7%, and 22.2% respectively.

In the Nashville MSA, the 75 to 79 age group is currently estimated at 24,223 which is an increase of 18.9% since the last census. The age group 80 to 84 has shown an increase of 22.0% in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 44.5%. It is estimated that by 2001, there will be 11.4, 7.8 and 7.4 residents in these age groups or a change of 17.3%, 16.1%, and 22.5% respectively.

                       Median Household Income - Ages 75+

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                   1990-1996                                           1996-2001
                                   ---------                                           ---------
                       75-79        80-84      85 & Over          75-79           80-84          85 & Over
                       -----        -----      ---------          -----           -----          ---------
U. S.                 +$3,462      +$3,355      +$3,233          +$3,344         +$3,359          +$3,357

STATE                 +$2,966      +$3,070      +$3,066          +$3,070         +$2,952          +$3,006

MSA                   +$4,161      +$3,960      +$3,797          +$4,240         +$4,353          +$4,413

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.

In the state of Tennessee, the median household income for the 75-79 age group increased $2,966 between 1990 and 1996, and is projected to reach $16,694 or increase an additional $3,070 by 2001. The median household income for the 80 to 84 age group during the time


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period 1990 to 1996 increased $3,070 and is expected to reach $16,420 or increase an additional $2,952 by 2001. The age group 85 and over showed an increase of $3,066 between 1990 and current estimates and is projected to reach $16,471 or increase an additional $3,006 by 2001.

In the Nashville MSA, median household income for the 75-79 age group increased $4,161 between 1990 and 1996, and is projected to reach $21,517 or increase an additional $4,240 by 2001. The median household income for the 80 to 84 age group during the 1990-1996 time period increased $3,960 and is expected to reach $21,106 or increase an additional $4,353 by 2001. The age group 85 and over showed an increase of $3,797 between 1990 and current estimates and is projected to reach $20,918 or an additional increase of $4,413 by 2001.

                     Elderly Households With Income $35,000+
              (As a % of Total Household Income For 55+ population)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                        1990                 1996                  2001
                                           ESTIMATED             PROJECTED
                        --------------------------------------------------------

UNITED STATES           42.4%                52.0%                 58.3%

STATE                   33.3%                45.6%                 65.1%

MSA                     42.1%                56.5%                 65.0%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of Tennessee and the USA as a whole. The comparison was based upon the percentage of population aged 55 + with an annual household income exceeding $35,000.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                             GOVERNMENT AND SERVICES

The Sumner County area includes eight communities. The subject property falls within the jurisdiction of Gallatin which has a mayor/representative form of government. Police protection is provided by the Gallatin Police Department with 46 officers. Fire protection is provided by the Gallatin Fire Department with 36 full-time personnel and 9 volunteers, carrying a fire insurance rating of 4.

                                    UTILITIES

Water and sewer service are provided by the City of Gallatin. Electricity is supplied by Tennessee Valley Authority and Gallatin Department of Electricity, gas service is provided by East Tennessee Natural Gas Company through the City of Gallatin, and telephone service by Bell South.

                                    EDUCATION

The Gallatin City School System has 8 public schools and an enrollment of 5700. There are two church affiliated schools with an enrollment of 300. There is one private school with 235 pupils. Vocational-Technical training is available in the area from Volunteer State Community College and some high school programs. Among the area's facilities for higher education are Cumberland University in Lebanon and Tennessee State, Vanderbilt and Fisk universities in Nashville.

                                 TRANSPORTATION

The area's principal highways include Interstate 65 (N-S) along the western edge of Sumner County, Interstate 40, 20 minutes south; U.S. Highway 31 (N-S) and State Highways 25 (E-W) and 109 (N-S). Currently, there are no plans for road expansion or construction in the area. Airports are located throughout the area, with the major commercial airport being Nashville International, with 96 daily flights. Airlines serving that airport include several major. Freight rail service is provided by CSX Transportation. There are seven trucking companies servicing the area with 2 terminals.


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                                   HEALTHCARE

Sumner Regional Medical Center serves the Gallatin area with 155 beds. Medical assistance is provided by 85 physicians and 16 dentists. Gallatin has two nursing homes, Brandywood (100 beds) and Gallatin Health Care (200 beds) and Sumner county has seven other nursing homes with a total of 413 beds, including Hendersonville Nursing Home, Highland Manor, Royal Care and Wesley at Millington.

                                     ECONOMY

Financial institutions in the area include AMSouth Bank of Tennessee, CommunityFirst Bank, First Union, NationsBank and Volunteer State Bank. Approximately 96% of the county's labor force of 63,380 is employed. The two largest employers are a printing company and medical facility.

According to the 1995 Survey of Buying Power by Sales & Marketing Management, the per household retail sales for the Nashville MSA, ranking 67th in the nation, was $26,866 (compared to the national average of $23,209). The median household effective buying income, ranking 97th in the nation, was 38,512 ($37,070). Household expenditures for health care ranked 50th in the nation with $7.9 million. Figures for the Sumner County were $15,481 in per household retail sales and $40,694 effective household buying income.

According to the Places Rated Almanac, the Nashville MSA ranks 40th of the nation's 343 MSAs in the area of employment opportunity. The area is projected to show a growth rate of 7.05% in new jobs, with an increase of 33,124 white collar and 12,820 blue collar positions expected. Distribution by sector and percentage of employees is as follows:


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--------------------------------------------------------------------------------


Sector                                         Percentage
------                                         ----------
Services                                          32.6%
Manufacturing                                     17.3%
Wholesale/Retail Trade                            22.4%
Construction                                       6.3%
Transportation/Communications/Utilities            7.5%
Finance/Insurance/Real Estate                      7.6%
Government                                         4.7%
Agriculture/Forestry/Fishing                       1.5%
Mining                                             0.1%


The area's major employers are:


Company Name                             # Employees                        Product/Service
------------                             -----------                ----------------------------
Donnelley Printing Company                 800                                         Printing
Sumner Regional Medical Center             606                                      Health Care
G.F. Furniture                             400                               Business Furniture
Fleetwood Homes                            325                                     Mobile Homes
Cresent Manufacturing                      255                             Solid Wood Furniture
Gallatin Aluminum Products                 240                         Aluminum Doors & Windows
Allied Automotive Systems                  200                      Automotive Braking Products
Highlander Apparel                         180                                  Wearing Apparel
Byron's, Inc.                              165                                   Bar B Que Meat
ABC Technologies                           152                         Plastic Automotive Parts


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                    United States/State/MSA Household Income
                              (General Population)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                              % OF CHANGE
                          ------------------------------------------------------
                                1990-1996                   1996-2001
                          ------------------------------------------------------
UNITED STATES                     21.7%                       15.4%

STATE                             27.2%                       21.2%

MSA                               32.9%                       23.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4%)by 2001.

Median Household Income for Tennessee in 1996 is estimated at $31,616, or an increase of 27.2% since 1989. It is projected that by 2001 the Median Household Income will reach $38,326, or increase by 21.2%.

Median Household Income for the Nashville MSA in 1996 has increased to $40,221, or 32.9%, since 1989. It is projected that by 2001 the Median Household Income will reach $49,591, or increase 23.3%.

                             Number of Housing Units


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                              % OF CHANGE
                          ------------------------------------------------------
                                1990-1996                   1996-2001
                          ------------------------------------------------------
UNITED STATES                    7.6%                          5.5%

STATE                            9.5%                          7.5%

MSA                             12.7%                          9.6%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




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Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5%.

The number of housing units in Tennessee is currently estimated at 2,218,116, which is an increase of 9.5% since the 1990 Census. It is estimated that by 2001, this figure will reach 2,383,554, or increase by 7.5%.

The number of housing units in the Nashville MSA is currently estimated at 463,035, which is an increase of 12.7% since the 1990 Census. It is estimated that by 2001, this figure will reach 507,686, or increase by 9.6%.

                     METROPOLITAN STATISTICAL AREA (MSA) DATA

The economy of Gallatin and Sumner County are strongly effected by the Nashville, Tennessee Metropolitan Statistical Area.

The appraiser considered the cost of living in Gallatin, as this factor affects Cedarbrook in two ways: (a) the likelihood of retirees remaining in the area or being attracted to it and (b) payroll costs. The Places Rated Almanac Cost of Living Index ranks the subject MSA 173rd of the 343 MSAs nationwide (with the first place MSA having the lowest cost of living). Ranked against the national average of 100, the Nashville MSA indexes are:


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               21

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


Housing:
    Median Price:                                     99
    Utilities:                                        77
    Property Taxes:                                  106

Miscellaneous Living Cost Indexes:

    College Tuition:                                  75
    Food:                                             98
    Health Care:                                      86
    Transportation:                                   97


The Places Rated Almanac rates and ranks 343 metropolitan areas on ten factors that greatly influence the quality of an area: costs of living, job outlook, housing, transportation, education, health care, crime, the arts, recreation, and climate. The Nashville MSA is ranked as follows:

     Costs of Living                                173
     Job Outlook                                     40
     Housing                                        236
     Transportation                                  52
     Education                                       70
     Health Care                                     71
     Crime                                          240
     The Arts                                        75
     Recreation                                     138
     Climate                                         87


Based on these factors, the Nashville MSA had an overall rank of 31st of the 343 Metropolitan Statistical Areas.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               22

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


                       TRENDS, FUTURE OUTLOOK, CONCLUSIONS

The Sumner County area has experienced a great deal of spillover during the past fifteen years from the metropolitan Nashville area with businesses and individuals seeking lower costs of living and overhead and small town closeness with proximity to services. Gallatin has experienced a growth in industry and population due to its location, 30 minutes northeast of Nashville, and industrial incentives facilitated by the Gallatin Industrial Development Board.

The population growth in the Nashville area has continued to grow at almost double the national rate and the elderly population's growth rate has exceeded the national rate as well. Over the coming five-year period, figures indicate both populations will continue to grow at rates above the national and state's averages. Incomes in the area have traditionally increased at faster rates than the country's average and will continue to do so to the year 2000, with over 60% of the elderly households reaching $35,000+. Housing will mirror the population trends indicating the Sumner County area will continue to grow and expand.

Due to the anticipated increases of population and income in the Gallatin area, coupled with the predicted positive growth patterns in industry and the economy, the Gallatin/Sumner County area is expected to provide a positive climate for the senior health care industry.


----------
*All population and household income figures were taken from the most recent U.S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               23

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


(MSA 5360) Nashville, TN                                     (Weight: 100.0%)


                                                    Household Trend Report
                                  1980         1990        % Chg           1996      %Chg            2001       % Chg
Universe                         (Census)     (Census)     80-90          (Est.)     90-96          (Proj.)      96-01
-----------------------         ---------    ---------   --------       ---------    ------         -------     -------
Population.............           850503       985026      15.8          1104698      12.1          1204436       9.0
Households ............           301947       375831      24.5           427771      13.8           469262       9.7
Families ..............           227100       264570      16.5           299414      13.2           326562       9.1
Housing Units..........           319906       410968      28.5           463035      12.7           507686       9.6
Grp Qrt. Pop...........            26720        30065      12.5            29139      -3.1            29288       0.5
Household Size.........             2.73         2.54      -6.9             2.51      -1.0             2.50      -0.4


                                  1979          1989      % Chg            1996      %Chg            2001       % Chg
Income                          (Census)      (Census)    79-89           (Est.)     89-96          (Proj.)     96-01
-----------------------         ---------    ---------   --------       ---------    ------         -------     -------
Aggregate($MM).........             6148        14354     133.5            22534      57.0            32116      42.5
Per Capita.............             7229        14573     101.6            20399      40.0            26665      30.7
Avg. Household.........            20088        37867      88.5            52313      38.1            67830      29.7
Median Hhold...........            16770        30261      80.4            40221      32.9            49591      23.3
Avg. Family HH.........            22802        44152      93.6            60869      37.9            77618      27.5
Med. Family HH.........            19640        36313      84.9            47663      31.3            58236      22.2

Avg. HH Wealth.........                                                   131628                     156431      18.8
Med. HH Wealth.........                                                    60828                      75040      23.4



                                       ----------------------------- Households -------------------------------
Household Income                         1990 Census                1996 Estimate                 2001 Proj.
--------------------------------       -----------------          -----------------          ------------------
Total                                  375831                     427771                     469262
      Less than $5,000..........        25117       6.7%           18854       4.4%           15267       3.3%
     $5,000 to $9,999...........        29264       7.8%           27170       6.4%           25083       5.3%
    $10,000 to $14,999..........        30974       8.2%           25251       5.9%           23730       5.1%
    $15,000 to $19,999..........        33955       9.0%           26582       6.2%           21950       4.7%
    $20,000 to $24,999..........        34078       9.1%           30660       7.2%           24932       5.3%
    $25,000 to $29,999..........        32619       8.7%           28692       6.7%           26013       5.5%
    $30,000 to $34,999..........        31528       8.4%           28800       6.7%           26821       5.7%
    $35,000 to $39,999..........        26798       7.1%           26546       6.2%           23484       5.0%
    $40,000 to $44,999..........        24603       6.5%           27852       6.5%           25804       5.5%
    $45,000 to $49,999..........        20250       5.4%           24315       5.7%           23270       5.0%
    $50,000 to $59,999..........        29819       7.9%           45062      10.5%           48615      10.4%
    $60,000 to $74,999..........        26085       6.9%           45054      10.5%           58247      12.4%
    $75,000 to  $99,999.........        16650       4.4%           39535       9.2%           61234      13.0%
   $100,000 to $124,999.........         5814       1.5%           15744       3.7%           31340       6.7%
   $125,000 to $149,999.........         2436       0.6%            7636       1.8%           14058       3.0%
   $150,000 to $249,999.........         3603       1.0%            6147       1.4%           13323       2.8%
   $250,000 to $499,999.........         1598       0.4%            2619       0.6%            4079       0.9%
   $500,000 or More.............          640       0.2%            1252       0.3%            2012       0.4%
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               24

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


(MSA 5360) Nashville, TN

                                                             (Weight: 100.0%)

                        Senior Life Report                      (Page 1 of 7)


                                              --------------------Population Age 55 Years and Over--------------------
Population by Age and Sex                            1990                  1996 Estimate               2001 Proj.
---------------------------------------       ------------------         ------------------         ------------------
Population Age 55+.....................        182879     100.0%          215099     100.0%          249412     100.0%
    55 to 59 ..........................         40818      22.3%           48138      22.4%           59823      24.0%
    60 to 64 ..........................         37652      20.6%           41073      19.1%           47956      19.2%
    65 to 69 ..........................         33768      18.5%           37453      17.4%           40090      16.1%
    70 to 74 ..........................         26137      14.3%           32290      15.0%           35117      14.1%
    75 to 79 ..........................         20374      11.1%           24223      11.3%           28406      11.4%
    80 to 84 ..........................         13664       7.5%           16801       7.8%           19501       7.8%
    85 +...............................         10466       5.7%           15121       7.0%           18519       7.4%

Males Age 55 ..........................         76897      42.0%           91663      42.6%          107584      43.1%
    55 to 59 ..........................         19332      10.6%           23032      10.7%           28656      11.5%
    60 to 64 ..........................         17282       9.4%           19203       8.9%           22617       9.1%
    65 to 69 ..........................         14846       8.1%           16951       7.9%           18291       7.3%
    70 to 74 ..........................         10771       5.9%           13638       6.3%           15277       6.1%
    75 to 79 ..........................          7408       4.1%            9304       4.3%           11156       4.5%
    80 to 84 ..........................          4453       2.4%            5579       2.6%            6771       2.7%
    85 +...............................          2805       1.5%            3956       1.8%            4816       1.9%

Female Age 55 +........................        105982      58.0%          123436      57.4%          141828      56.9%
    55 to 59 ..........................         21486      11.7%           25106      11.7%           31167      12.5%
    60 to 64 ..........................         20370      11.1%           21870      10.2%           25339      10.2%
    65 to 69 ..........................         18922      10.3%           20502       9.5%           21799       8.7%
    70 to 74 ..........................         15366       8.4%           18652       8.7%           19840       8.0%
    75 to 79 ..........................         12966       7.1%           14919       6.9%           17250       6.9%
    80 to 84 ..........................          9211       5.0%           11222       5.2%           12730       5.1%
    85 +...............................          7661       4.2%           11165       5.2%           13703       5.5%



                                               ------------------------------ Population------------------------------
Population by Age and Sex                             1990                  1996 Estimate               2001 Proj.
----------------------------------------       -----------------         ------------------         ------------------
Total Population: .....................        985026     100.0%         1104698     100.0%         1204436     100.0%
     White Population .................        820172      83.3%          917526      83.1%         1000126      83.0%
      Age 65 and Over .................         90415       9.2%          110622      10.0%          125281      10.4%
     Black Population .................        152649      15.5%          171133      15.5%          184850      15.3%
      Age 65 and Over .................         13646       1.4%           14825       1.3%           15760       1.3%
     Asian Population .................         10055       1.0%           13708       1.2%           16989       1.4%
      Age 65 and Over .................           227       0.0%             307       0.0%             449       0.0%
     Am. Indian Population.............          2150       0.2%            2331       0.2%            2471       0.2%
      Age 65 and Over .................           121       0.0%             134       0.0%             143       0.0%
   Hispanic Population ................          7664       0.8%           10454       0.9%           13235       1.1%
      Age 65 and Over .................           343       0.0%             381       0.0%             513       0.0%
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------



          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               25

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


(MSA 5360) Nashville, TN

                                                             (Weight: 100.0%)

                        Senior Life Report                      (Page 2 of 7)


Household Income by                            ---------------Households with Householder Age 55 and Over-------------
Age of Householder                                   1990                  1996 Estimate                2001 Proj.
----------------------------------------       ----------------           -----------------          -----------------
Householder Age 55 to 64.                       46593     100.0%           49263     100.0%           58381     100.0%
        Under $5,000....................         3046       6.5%            1962       4.0%            1709       2.9%
 $5,000-$9,999..........................         3342       7.2%            2656       5.4%            2692       4.6%
$10,000-$14,999.........................         3571       7.7%            2572       5.2%            2606       4.5%
$15,000-$24,999.........................         7976      17.1%            6063      12.3%            5432       9.3%
$25,000-$34,999.........................         7147      15.3%            5972      12.1%            6162      10.6%
$35,000-$49,999.........................         8673      18.6%            8464      17.2%            8437      14.5%
$50,000-$74,999.........................         7590      16.3%           10903      22.1%           13179      22.6%
$75,000-$99,999.........................         2714       5.8%            5409      11.0%            8199      14.0%
$100,000-$149,999.......................         1430       3.1%            3586       7.3%            6796      11.6%
$150,000-$249,999.......................          672       1.4%             995       2.0%            2107       3.6%
$250,000-$499,999.......................          289       0.6%             442       0.9%             684       1.2%
$500,000 or More........................          143       0.3%             239       0.5%             378       0.6%
Median Income .........................         32501                      44581                      54083

Householder Age 65 to 69.                       20876     100.0%           22369     100.0%           21846     100.0%
        Under $5,000 ...................         2033       9.7%            1490       6.7%            1062       4.9%
$5,000-$9,999 ..........................         3286      15.7%            2872      12.8%            2283      10.5%
$10,000-$14,999 ........................         2695      12.9%            2236      10.0%            2053       9.4%
$15,000-$24,999 ........................         4399      21.1%            3959      17.7%            3179      14.6%
$25,000-$34,999 ........................         2986      14.3%            2954      13.2%            2911      13.3%
$35,000-$49,999 ........................         2621      12.6%            3191      14.3%            3020      13.8%
$50,000-$74,999 ........................         1656       7.9%            2971      13.3%            3475      15.9%
$75,000-$99,999 ........................          580       2.8%            1318       5.9%            1796       8.2%
$100,000-$149,999 ......................          367       1.8%             956       4.3%            1399       6.4%
$150,000-$249,999 ......................          160       0.8%             272       1.2%             468       2.1%
$250,000-$499,999 ......................           62       0.3%              98       0.4%             134       0.6%
$500,000 or More .......................           31       0.1%              52       0.2%              66       0.3%
Median Income .........................         20510                      27124                      33059

Householder Age 70 to 74...............         17825     100.0%           19904     100.0%           20378     100.0%
        Under $5,000 ...................         1860      10.4%            1416       7.1%            1093       5.4%
$5,000-$9,999 ..........................         3030      17.0%            2769      13.9%            2311      11.3%
$10,000-$14,999 ........................         2310      13.0%            2067      10.4%            1996       9.8%
$15,000-$24,999 ........................         3682      20.7%            3499      17.6%            2969      14.6%
$25,000-$34,999 ........................         2484      13.9%            2594      13.0%            2676      13.1%
$35,000-$49,999 ........................         2190      12.3%            2796      14.0%            2764      13.6%
$50,000-$74,999 ........................         1313       7.4%            2502      12.6%            3145      15.4%
$75,000-$99,999 ........................          466       2.6%            1126       5.7%            1610       7.9%
$100,000-$149,999 ......................          295       1.7%             792       4.0%            1220       6.0%
$150,000-$249,999 ......................          120       0.7%             223       1.1%             412       2.0%
$250,000-$499,999 ......................           56       0.3%              84       0.4%             126       0.6%
$500,000 or More .......................           19       0.1%              36       0.2%              56       0.3%
Median Income .........................         19651                      25775                      31801
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               26

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


(MSA 5360) Nashville, TN

                                                             (Weight: 100.0%)

                        Senior Life Report                      (Page 3 of 7)


Household Income by                            ---------------Households with Householder Age 55 and Over-------------
Age of Householder                                   1990                  1996 Estimate                2001 Proj.
----------------------------------------       ----------------           -----------------          -----------------
Householder Age 75 to 79.                       13276     100.0%           16619     100.0%           19342     100.0%
        Under $5,000....................         2241      16.9%            2056      12.4%            1791       9.3%
 $5,000-$9,999..........................         3104      23.4%            3335      20.1%            3251      16.8%
$10,000-$14,999.........................         2075      15.6%            2295      13.8%            2646      13.7%
$15,000-$24,999.........................         2324      17.5%            2738      16.5%            3043      15.7%
$25,000-$34,999.........................         1336      10.1%            1744      10.5%            2217      11.5%
$35,000-$49,999.........................         1052       7.9%            1656      10.0%            2002      10.4%
$50,000-$74,999.........................          707       5.3%            1526       9.2%            2141      11.1%
$75,000-$99,999.........................          183       1.4%             608       3.7%            1083       5.6%
$100,000-$149,999.......................          133       1.0%             426       2.6%             764       3.9%
$150,000-$249,999.......................           68       0.5%             132       0.8%             253       1.3%
$250,000-$499,999.......................           34       0.3%              63       0.4%              95       0.5%
$500,000 or More........................           19       0.1%              40       0.2%              56       0.3%
Median Income .........................         13116                      17277                      21517

Householder Age 80 to 84.                        9009     100.0%           11989     100.0%           13692     100.0%
        Under $5,000 ...................         1547      17.2%            1498      12.5%            1292       9.4%
$5,000-$9,999 ..........................         2175      24.1%            2487      20.7%            2350      17.2%
$10,000-$14,999 ........................         1401      15.6%            1674      14.0%            1920      14.0%
$15,000-$24,999 ........................         1499      16.6%            1914      16.0%            2103      15.4%
$25,000-$34,999 ........................          896       9.9%            1237      10.3%            1522      11.1%
$35,000-$49,999 ........................          721       8.0%            1198      10.0%            1393      10.2%
$50,000-$74,999 ........................          466       5.2%            1066       8.9%            1522      11.1%
$75,000-$99,999 ........................          133       1.5%             429       3.6%             754       5.5%
$100,000-$149,999 ......................           97       1.1%             332       2.8%             559       4.1%
$150,000-$249,999 ......................           46       0.5%              88       0.7%             187       1.4%
$250,000-$499,999 ......................           17       0.2%              42       0.4%              57       0.4%
$500,000 or More .......................           11       0.1%              24       0.2%              33       0.2%
Median Income .........................         12793                      16753                      21106

Householder Age 85+....................          5916     100.0%            7948     100.0%            9894     100.0%
        Under $5,000 ...................         1031      17.4%            1005      12.6%             936       9.5%
$5,000-$9,999 ..........................         1438      24.3%            1670      21.0%            1722      17.4%
$10,000-$14,999 ........................          903      15.3%            1105      13.9%            1374      13.9%
$15,000-$24,999 ........................         1006      17.0%            1289      16.2%            1546      15.6%
$25,000-$34,999 ........................          577       9.8%             820      10.3%            1128      11.4%
$35,000-$49,999 ........................          466       7.9%             785       9.9%             986      10.0%
$50,000-$74,999 ........................          302       5.1%             686       8.6%            1084      11.0%
$75,000-$99,999 ........................           85       1.4%             291       3.7%             533       5.4%
$100,000-$149,999 ......................           59       1.0%             196       2.5%             393       4.0%
$150,000-$249,999 ......................           30       0.5%              67       0.8%             123       1.2%
$250,000-$499,999 ......................           15       0.3%              26       0.3%              50       0.5%
$500,000 or More .......................            4       0.1%               8       0.1%              19       0.2%
Median Income .........................         12708                      16505                      20918
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               27

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------

(MSA 5360) Nashville, TN

                                                             (Weight: 100.0%)

                        Senior Life Report                      (Page 4 of 7)


                                               --------------------------Total Households-----------------------------
Household Income                                  1990 Census              1996 Estimate                2001 Proj.
----------------------------------------       -----------------          -----------------          -----------------
Total..................................        375831     100.0%          427771     100.0%          469262     100.0%
        Under $5,000....................        25117       6.7%           18854       4.4%           15267       3.3%
 $5,000-$9,999..........................        29264       7.8%           27170       6.4%           25083       5.3%
$10,000-$14,999.........................        30974       8.2%           25251       5.9%           23730       5.1%
$15,000-$24,999.........................        68033      18.1%           57242      13.4%           46882      10.0%
$25,000-$34,999.........................        64147      17.1%           57492      13.4%           52834      11.3%
$35,000-$49,999.........................        71651      19.1%           78713      18.4%           72558      15.5%
$50,000-$74,999.........................        55904      14.9%           90116      21.1%          106862      22.8%
$75,000-$99,999.........................        16650       4.4%           39535       9.2%           61234      13.0%
$100,000-$124,999.......................         5814       1.5%           15744       3.7%           31340       6.7%
$125,000-$149,999.......................         2436       0.6%            7636       1.8%           14058       3.0%
$150,000-$249,999.......................         3603       1.0%            6147       1.4%           13323       2.8%
$250,000-$499,999.......................         1598       0.4%            2619       0.6%            4079       0.9%
$500,000 or More........................          640       0.2%            1252       0.3%            2012       0.4%
Median Household Income ...............         30261                      40221                      49591


                                               ---------------Total Specified Owner-Occupied Housing Units--------------
Housing Value                                      1990 Census               1996 Estimate                 2001 Proj.
----------------------------------------       ----------------           -----------------          -------------------
Total Units.............................       186820                     215305                     237974
    Less than $15,000...................         1926       1.0%            1842       0.9%            1768       0.7%
    $15,000 to  $19,999.................         1283       0.7%             863       0.4%             712       0.3%
    $20,000 to  $24,999.................         1922       1.0%            1387       0.6%            1010       0.4%
    $25,000 to  $29,999.................         2414       1.3%            1878       0.9%            1433       0.6%
    $30,000 to  $34,999.................         3696       2.0%            2322       1.1%            1851       0.8%
    $35,000 to  $39,999.................         4939       2.6%            3349       1.6%            2261       1.0%
    $40,000 to  $44,999.................         7076       3.8%            4320       2.0%            3136       1.3%
    $45,000 to  $49,999.................         8567       4.6%            5706       2.7%            3888       1.6%
    $50,000 to  $59,999.................        21455      11.5%           15524       7.2%           11031       4.6%
    $60,000 to  $74,999.................        38362      20.5%           31281      14.5%           24379      10.2%
    $75,000 to  $99,999.................        42454      22.7%           51510      23.9%           47911      20.1%
   $100,000 to $124,999.................        18011       9.6%           35715      16.6%           42746      18.0%
   $125,000 to $149,999.................        12133       6.5%           17544       8.1%           30946      13.0%
   $150,000 to $174,999  ...............         7636       4.1%           12702       5.9%           16869       7.1%
   $175,000 to $199,999.................         4385       2.3%            8859       4.1%           12792       5.4%
   $200,000 to $249,999.................         4583       2.5%            9238       4.3%           15265       6.4%
   $250,000 to $299,999  ...............         2325       1.2%            4356       2.0%            8152       3.4%
   $300,000 to $399,999  ...............         1892       1.0%            3614       1.7%            5980       2.5%
   $400,000 to $499,999  ...............          755       0.4%            1571       0.7%            2836       1.2%
   $500,000 and over....................         1006       0.5%            1724       0.8%            3008       1.3%

Median Housing Value....................        76042                      94016                     111467
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               28

The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------

(MSA 5360) Nashville, TN

                                                             (Weight: 100.0%)

                        Senior Life Report                      (Page 5 of 7)


Household                                                     Household
Type and Relationship                     Population 65+      Type and Relationship                   Population 65+.
---------------------------------       -----------------     -------------------------------       ------------------

Total............................       104608     100.0%
   In Family Households..........        66605      63.7%     In Nonfamily Hhlds ............         31939      30.5%
    Householder..................        36070      34.5%        Male Householder............          5819       5.6%
    Spouse.......................        22163      21.2%         Living Alone...............          5450       5.2%
    Other Relative...............         7966       7.6%         Not Living Alone...........           369       0.4%
    Nonrelative..................          406       0.4%        Female Householder..........         25521      24.4%
                                                                  Living Alone...............         24910      23.8%
   In Group Quarters.............         6064       5.8%         Not Living Alone ..........           611       0.6%
    Institutionalized............         5451       5.2%        Nonrelative.................           599       0.6%
    Other........................          613       0.6%


                                   ------------------Spec. Owner-Occ Units-----------------
Monthly Owner Costs as a                             By Age of Householder
Percent of 1989 HH Inc.                  Total Units                           65 Yrs+
---------------------------------   ---------------------                 -----------------

Total............................       188249     100.0%                  39300     100.0%
   Less than 20%.................       103130      54.8%                  25062      63.8%
   20 - 24%......................        29059      15.4%                   3406       8.7%
   25 - 29%......................        19892      10.6%                   2664       6.8%
   30 - 34%......................        11487       6.1%                   1680       4.3%
   35% or More...................        23409      12.4%                   6057      15.4%
   Not computed..................         1272       0.7%                    431       1.1%

                                   ------------------Spec. Renter-Occ Units-----------------
Gross Rent as Percent                                By Age of Householder
of 1989 HH Income                        Total Units                           65 Yrs+
---------------------------------   ---------------------                 ------------------

Total............................       134923     100.0%                  16436     100.0%
   Less than 20%.................        41842      31.0%                   2691      16.4%
   20 - 24%......................        21136      15.7%                   2100      12.8%
   25 - 29%......................        17343      12.9%                   2721      16.6%
   30 - 34%......................        11520       8.5%                   1867      11.4%
   35% or More...................        35906      26.6%                   5676      34.5%
   Not computed..................         7176       5.3%                   1381       8.4%

                                   ------------------Occupied Housing Units-----------------
Attribute                                    Total                           Hhldr 65+
---------------------------------  -------------------------            --------------------
Owner Occupied Units.............       237606      63.2%                  51855      75.4%
Rnter Occupied Units.............       138225      36.8%                  16884      24.6%

Complete Plumbing Facil..........       373485      99.4%                  67774      98.6%
Lacking Plumbing Facil...........         2346       0.6%                    965       1.4%

With Telephone...................       357309      95.1%                  67163      97.7%
No Telephone.....................        18522       4.9%                   1576       2.3%

One or More Vehicles.............       344788      91.7%                  54477      79.3%
No Vehicles Available............        31043       8.3%                  14262      20.7%

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               29

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The Cedarbrook Rebound Facility, Gallatin, Tennessee
--------------------------------------------------------------------------------


 (MSA 5360) Nashville, TN

                                                           (Weight: 100.0%)

               Senior Life Report                          (Page 6 of 7)


Poverty Status by                         -------------------- 1990 Households by Age of Householder ------------------
Household Type                                      Total                     Age 65-74                  Age 75+
---------------------------------------   ------------------------      ----------------------      -------------------

Total .................................        375849     100.0%           39032     100.0%           28378     100.0%
     Married Couple Family.............        211442      56.3%           19894      51.0%            8819      31.1%
     Other Family .....................         54766      14.6%            4182      10.7%            3175      11.2%
         Male Householder .............         10373       2.8%             711       1.8%             453       1.6%
         Female Householder............         44393      11.8%            3471       8.9%            2722       9.6%
     Nonfamily.........................        109641      29.2%           14956      38.3%           16384      57.7%
       HHer Living Alone...............         92017      24.5%           14408      36.9%           15952      56.2%
       HHer Not Living Alone...........         17624       4.7%             548       1.4%             432       1.5%

   Above Poverty.......................        330883      88.0%           32881      84.2%           21031      74.1%
     Married Couple Family.............        202315      53.8%           18718      48.0%            7908      27.9%
     Other Family .....................         40940      10.9%            3564       9.1%            2787       9.8%
         Male Householder .............          9273       2.5%             642       1.6%             371       1.3%
         Female Householder............         31667       8.4%            2922       7.5%            2416       8.5%
     Nonfamily.........................         87628      23.3%           10599      27.2%           10336      36.4%
       HHer Living Alone...............         72920      19.4%           10173      26.1%           10018      35.3%
       HHer Not Living Alone...........         14708       3.9%             426       1.1%             318       1.1%

   Below Poverty.......................         44966      12.0%            6151      15.8%            7347      25.9%
     Married Couple Family.............          9127       2.4%            1176       3.0%             911       3.2%
     Other Family .....................         13826       3.7%             618       1.6%             388       1.4%
         Male Householder .............          1100       0.3%              69       0.2%              82       0.3%
         Female Householder............         12726       3.4%             549       1.4%             306       1.1%
     Nonfamily.........................         22013       5.9%            4357      11.2%            6048      21.3%
       HHer Living Alone...............         19097       5.1%            4235      10.9%            5934      20.9%
       HHer Not Living Alone...........          2916       0.8%             122       0.3%             114       0.4%

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
        1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               30

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-------------------------------------------------------------------------------

(MSA 5360) Nashville, TN

                                                            (Weight: 100.0%)

                        Senior Life Report                     (Page 7 of 7)


                                                           Civilian Noninstitutionalized Persons Age 16+
Mobility and Disability                              Total                    Age 65+                     Age 75+.
----------------------------------------       -----------------           ----------------           ----------------
Persons ................................       748843     100.0%           99157     100.0%           39699     100.0%
   With Mblty or Care Lmts..............        47331       6.3%           22238      22.4%           13593      34.2%
     Mobility Limits Only...............        16387       2.2%            9252       9.3%            5915      14.9%
     Self Care Limits Only..............        15718       2.1%            3885       3.9%            1498       3.8%
     Both Limits .......................        15226       2.0%            9101       9.2%            6180      15.6%
   No Mblty or Care Limits..............       701512      93.7%           76919      77.6%           26106      65.8%

   With a Work Disability...............        86575      11.6%           37841      38.2%
     In Labor Force ....................        21958       2.9%            1958       2.0%
      Employed .........................        19677       2.6%            1861       1.9%
      Unemployed .......................         2281       0.3%              97       0.1%
     Not in Labor Force ................        64617       8.6%           35883      36.2%
      Prevented from Working............        56171       7.5%           31707      32.0%
      Not Prevented from Wrk ...........         8446       1.1%            4176       4.2%
   No Work Disability ..................       662268      88.4%           61316      61.8%
     In Labor Force ....................       505403      67.5%           12494      12.6%
      Employed .........................       482142      64.4%           12113      12.2%
      Unemployed .......................        23261       3.1%             381       0.4%
     Not in Labor Force ................       156865      20.9%           48822      49.2%

--------------------------------------------------------------------------------
          1996 estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

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HealthCare Property Appraisers of America, Inc.                             31

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------


(MSA 5360) Nashville, TN

                                                                (Page 1 of 2)
                                                             (Weight: 100.0%)

                        1990 Demographic Overview Report


Population      985026     Housing Units      410968    Median Age         32.5
Households      375849     Group Quarters      29960    Median HH Inc     30223
Families        266208     Avg. HH Size         2.54    Median Value      75892
Vehicles        665090



Income in 1989                                    Household                    Family                    Non-Family
----------------------------------------       -----------------           ----------------           -----------------
   Less than $5,000.....................        25183       6.7%           10867       4.1%           14963      13.6%
  $5,000 to  $9,999.....................        29311       7.8%           12364       4.6%           17408      15.9%
 $10,000 to $12,499.....................        16230       4.3%            8964       3.4%            7694       7.0%
 $12,500 to $14,999.....................        14803       3.9%            8564       3.2%            6534       6.0%
 $15,000 to $17,499.....................        18210       4.8%           10758       4.0%            7730       7.1%
 $17,500 to $19,999.....................        15779       4.2%            9504       3.6%            6344       5.8%
 $20,000 to $22,499.....................        18657       5.0%           11565       4.3%            7107       6.5%
 $22,500 to $24,999.....................        15449       4.1%           10222       3.8%            5155       4.7%
 $25,000 to $27,499.....................        18033       4.8%           12090       4.5%            5984       5.5%
 $27,500 to $29,999.....................        14640       3.9%           10964       4.1%            3752       3.4%
 $30,000 to $32,499.....................        18238       4.9%           13109       4.9%            4959       4.5%
 $32,500 to $34,999.....................        13275       3.5%           10448       3.9%            2590       2.4%
 $35,000 to $37,499.....................        14804       3.9%           11556       4.3%            3188       2.9%
 $37,500 to $39,999.....................        11929       3.2%            9934       3.7%            1871       1.7%
 $40,000 to $42,499.....................        14126       3.8%           11488       4.3%            2479       2.3%
 $42,500 to $44,999.....................        10451       2.8%            8972       3.4%            1370       1.2%
 $45,000 to $47,499.....................        11342       3.0%            9660       3.6%            1545       1.4%
 $47,500 to $49,999.....................         8895       2.4%            7839       2.9%             910       0.8%
 $50,000 to $54,999.....................        17010       4.5%           14901       5.6%            1864       1.7%
 $55,000 to $59,999.....................        12772       3.4%           11378       4.3%            1277       1.2%
 $60,000 to $74,999.....................        26074       6.9%           23455       8.8%            2308       2.1%
 $75,000 to $99,999.....................        16586       4.4%           15028       5.6%            1303       1.2%
$100,000 to $124,999....................         5801       1.5%            5165       1.9%             538       0.5%
$125,000 to $149,999....................         2432       0.6%            2189       0.8%             231       0.2%
$150,000 or More........................         5819       1.5%            5224       2.0%             537       0.5%

Aggregate Income ($Mil).................        14211                       11593                      2508
Median Income ..........................        30223                       35797                     17694
Average Income .........................        37810                       43550                     22877



                                            Persons                                                       Persons
Educational Attainment                    25 Yrs & Over       Employment Status                        16 Yrs & Over
----------------------------------      -----------------     -------------------------------        ------------------
Less than 9th Grade .............        64329      10.2%     In Labor Force.................        528644      69.2%
9th - 12th Grade No Dip..........        99750      15.8%      Civilian .....................        527361       9.1%
High School Graduate.............       183518      29.0%       Employed ....................        501819      65.7%
Some College, No Degree..........       120111      19.0%        Male .......................        267461      35.0%
Associate Degree ................        29280       4.6%        Female .....................        234358      30.7%
Bachelor's Degree ...............        90117      14.3%       Unemployed ..................         25542       3.3%
Graduate/Prof. Degree............        45095       7.1%     Not in Labor Force.............        235028      30.8%

-------------------------------------------------------------------------------
     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996 Claritas Inc. Arlington, VA


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-------------------------------------------------------------------------------

                                                                (Page 2 of 2)
(MSA 5360) Nashville, TN
                                                             (Weight: 100.0%)


                                             Employed                                                     Employed
Industry                                    Persons 16+         Occupation                               Persons 16+
---------------------------------        ----------------     -------------------------------        -----------------
Agriculture/Forest/Fish .........         7734       1.5%     Managerial/Prof. Spec..........        134714      26.8%
Mining...........................          666       0.1%      Exec/Admin/Managerial.........         65784      13.1%
Construction.....................        31559       6.3%      Prof. Speciality .............         68930      13.7%
Manufacture-Nondurable...........        37987       7.6%     Tech./Sales/Admin. Sup.........        171039      34.1%
Manufacture-Durable..............        48631       9.7%      Technician and Related........         18297       3.6%
Transportation...................        23922       4.8%      Sales.........................         66813      13.3%
Communication/Pub. Util..........        13637       2.7%      Administration Support........         85929      17.1%
Wholesales Trade.................        25666       5.1%     Service Occupation.............         60485      12.1%
Retail Trade.....................        86972      17.3%      Private Household.............          1918       0.4%
Finance/Ins/Real Estate.........         38022       7.6%      Protective Service............          7432       1.5%
Business & Repair Serv...........        23134       4.6%      Other Service.................         51135      10.2%
Personal Services................        18156       3.6%     Farming/Forestry/Fish..........          7376       1.5%
Entertain/Recreation.............         8584       1.7%     Precision/Craft/Repair.........         53950      10.8%
Professional & Related...........       113673      22.7%     Operator/Fab./Laborer..........         74255      14.8%
 Health Services.................        45900       9.1%      Mach.Op/Assem./Inspect........         33748       6.7%
 Educational Services............        36019       7.2%      Trans. & Material Move........         20797       4.1%
 Other Professional..............        31754       6.3%      Laborers......................         19710       3.9%
Public Administration............        23476       4.7%



Transportation to Work                     Workers 16+        Travel Time to Work                       Workers 16+
----------------------------------      -----------------     -----------------------                ------------------
Drive Alone......................       392161      79.1%     Less than 10 Minutes...                 72062      14.5%
Carpooled........................        68543      13.8%     10 to 19 Minutes .....                 157372      31.7%
Public Transportation............         8597       1.7%     20 to 29 Minutes .....                 112212      22.6%
All Other........................        26416       5.3%     30 Minutes or More ...                 154071      31.1%



                                            Occupied                                                    Occupied
Units In Structure                        Housing Units        Year Structure Built                   Housing Units
----------------------------------      -----------------     ------------------------------       -----------------
1-Detached.......................       233288      62.1%     1989 To March 1990. .........         9832       2.6%
1-Attached.......................        16718       4.4%     1985 To 1988 ................        59747      15.9%
2................................        20570       5.5%     1980 To 1984.................        41673      11.1%
3 or 4...........................        11358       3.0%     1970 To 1979.................        90797      24.2%
5 to 9...........................        18950       5.0%     1960 To 1969.................        67443      17.9%
10 To 19.........................        26798       7.1%     1950 To 1959.................        49871      13.3%
20 to 49.........................        14964       4.0%     1940 To 1949.................        24108       6.4%
50 or More.......................        10624       2.8%     1939 or before...............        32360       8.6%
Other............................        22561       6.0%     Median Year Built............        1972



                                           Occupied                                                    Occupied
Year Hhlder Moved In                     Housing Units        Vehicles Available:                    Housing Units
----------------------------------      -----------------     ------------------------            ------------------
1989 To March 1990...............        93198      24.8%     None...................              31043       8.3%
1985 To 1988.....................       118218      31.5%     1......................             121005      32.2%
1980 To 1984.....................        46946      12.5%     2......................             153180      40.8%
1970 To 1979.....................        59417      15.8%     3......................              51671      13.7%
1960 To 1969.....................        32298       8.6%     4......................              14247       3.8%
1959 or Before...................        25754       6.9%     5 or More..............               4685       1.2%


-------------------------------------------------------------------------------
     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996 Claritas Inc. Arlington, VA


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HealthCare Property Appraisers of America, Inc.                             33

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------










                                                MARKET AREA AND NEIGHBORHOOD
-------------------------------------------------------------------------------














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HealthCare Property Appraisers of America, Inc.                             34

                                Neighborhood Map

                                    [MAP]

                                 Neighborhood


                                 [PICTURES]

                                 Neighborhood


                                 [PICTURES]

                                 Neighborhood


                                 [PICTURES]

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------

                          MARKET AREA and NEIGHBORHOOD

NEIGHBORHOOD

In most communities, there is a tendency toward the grouping of consistent land uses. Areas devoted to the various uses are termed "physical neighborhoods." Neighborhood use in this context can be further defined as follows:

"A portion of a larger community, or an entire community, in which there is a homogeneous grouping of inhabitants, buildings, or business enterprises. Inhabitants of a neighborhood usually have a more than casual community of interests and a similarity of economic level or cultural background. Neighborhood boundaries may consist of well defined natural, political or man-made barriers, or they may be, more or less, defined by distinct changes in land use or in the character of the inhabitants."

Frank Ramsey of HealthCare Property Appraisers, Inc. made an inspection of the subject property and its neighborhood on March 24, 1997. All comments should be considered to be relative to the date of inspection.

The subject neighborhood is located approximately three miles southwest from the center of the Central Business District of Gallatin, Tennessee. All of the neighborhood lies within the municipal limits of Gallatin, which is considered to be a bedroom community of Nashville, Tennessee, 20 miles southwest. We consider the subject neighborhood to include the area lying south of East Camp Creek, north of St. Blaise Road, east and west of the Gallatin city limits.

The area is primarily undeveloped in nature. The various property types found in this neighborhood are distributed approximately as follows:


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HealthCare Property Appraisers of America, Inc.                             35

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

    Single-Family                   5%
    Multifamily                     5%
    Commercial/Retail              10%
    Institutional                  10%
    and Undeveloped                70%
                                  ----
    Total                         100%


The single-family residential structures, which constitute approximately 5% of the neighborhood, appear to be 20 to 40 years in age. Typical homes range in size from 3,000 square feet to 5,000 square feet. Predominant home values are in the $500,000 to $3,000,000 price range. Homes are well maintained and exhibit considerable pride of ownership. Typical residents are considered to be in a high income bracket and mixed in age. Owner occupancy in the neighborhood is considered to be 100%. Typical single-family homes in this area were large, stately homes, many associated with large tracts of open pasture land along Nashville Pike (U.S. 31E). All are attractive and very well maintained.

The multifamily properties, which make-up approximately 5% of this neighborhood, are characterized as approximately 12 to 15 years in age and well maintained. They serve a part of the multifamily market best described as medium income tenants. The only multifamily property in the neighborhood was located one-quarter mile northeast from subject on Nashville Pike. This was a small, two-story, frame complex of good quality and condition. Ample multifamily housing is available in Gallatin.

Retail structures constitute approximately 10% of the neighborhood and consist of freestanding retail. They are well maintained and occupancy appears to be full. Typical properties/tenants include a drive-in theater, a modem auto dealership, an auto/convenience store, and other light retail along Nashville Pike (U.S. 31E). More extensive retail shopping would be available in downtown Gallatin.

Institutional structures represent approximately 10% of the neighborhood. The only institutional structure in the neighborhood was the Volunteer State Community College, a large, modern, brick campus adjoining subject on the south and west sides. This structure is approximately 25 years in age and well maintained. Churches of several denominations are within a five minute drive of

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

The Cedarbrook Rebound Facility, Gallatin, Tennessee
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subject. The nearest hospital is Sumner Regional Hospital, which is located in
Gallatin, approximately three miles from subject.

The subject property is joined by undeveloped, cleared and wooded property extending to the Gallatin city limits on its north side; a drive-in theater across Nashville Pike on its south side; the Volunteer State Community College campus on its west side; and a small, frame, single-family home and outbuildings on its east side.

Streets in the neighborhood are primarily paved and do not have curbs, gutters, and storm drains. The area receives water and sewer service from Gallatin. Electricity, gas and telephone services are provided by local utility companies.

The subject property is considered to be in general conformity with other properties in the neighborhood. The reputation of this area generally is considered to be good.

The neighborhood has good access to major traffic arteries. The major traffic artery through the area is the Nashville Pike, a four-lane highway between Gallatin and Nashville.

Property values in the area appear to be stable. We expect that trend to continue over the next few years. Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant phase, and then begin to decline with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be in a very slow transition from rural to a commercial strip along Nashville Pike. No current development was observed.

The proximity of the Office Complex to sources of labor at various skill levels is important. Proximity to an educated, middle-class population facilitates employment of professional nursing staff. The subject neighborhood's proximity to technical or high-skilled medical personnel is considered to be good, with no problem obtaining staff.


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HealthCare Property Appraisers of America, Inc.                             37

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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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Proximity to blue collar and low-income areas facilitate employment of low skilled, minimum wage workers who make up the majority of a Office Complex's staff. The subject neighborhood's proximity to a labor pool of low skilled, minimum wage workers is considered to be good, with no problem obtaining staff.

In summary, this neighborhood is considered to be primarily a developing suburban area with considerable undeveloped land.


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HealthCare Property Appraisers of America, Inc.                             38

                                                                    SITE DATA
-----------------------------------------------------------------------------

                                LEGAL DESCRIPTION


         Map 136, Parcel 6.01, City of Gallatin, Sumner County, Tennessee.

The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                                    SITE DATA

LOCATION: The Cedarbrook Rebound Facility site is located at 1400 Nashville Pike, approximately three miles southwest from the central business district of Gallatin, Tennessee.

PHYSICAL CHARACTERISTICS: The subject is an interior lot. It has approximately 800 front feet along the north side of Nashville Pike, is triangular in shape, and contains approximately 6.95 acres of gross area, based on public records.

ZONING: According to Mr. John Crowder of the Gallatin Zoning Commission, the subject property is zoned R-6 High Density Residential. This zoning classification generally permits multi-family and one and two family homes. The subject's developers won a suit against the City of Gallatin at the time of construction -enabling them to construct this facility. The subject improvements are considered to be a legal non-conforming use.

TOPOGRAPHY: The subject site lies at street grade. General area topography is slightly rolling and the subject site is basically level. This tract is cleared and drainage appears adequate.

SOIL ANALYSIS: Mineral deposits, if any, were disregarded by the appraiser. No soil analysis has been prepared as a part of this report. However, considering the number and type of existing improvements on surrounding sites, it is assumed the subject property has sufficient soil bearing qualities for any type building or construction that might be contemplated thereon. Soil and subsoil appear to be the red clay typically found in this part of Tennessee. It is assumed that soils at the site are generally of medium plasticity, with shrink/swell potential typical of the area. Soil conditions in this part of Gallatin have apparently not had a limiting effect on land development.

EASEMENTS AND ENCROACHMENTS: Our site inspection of The Cedarbrook Rebound Facility revealed no adverse easements or encroachments. This property is subject to typical street and utility easements. However, we would defer to competent legal counsel for verification of those and all other legal matters.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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ACCESS: Access to the site is considered good. It has one access point from
Nashville Pike, a paved, four lane highway. Access is into extensive, paved parking and service drives to all buildings. Traffic on Nashville Pike is not heavy enough to impede access to subject.

VISIBILITY: The site's visibility is rated good from Nashville Pike, as the site and subject building directly adjoin with no intervening obstructions.

DRAINAGE/FLOOD ZONE: According to the County Assessor's Office, the subject property is not located within a designated HUD Flood Hazard zone.

TAXES According to Ms. Perry at the Trustee's Office, the subject property's real estate is assessed at $271,840 which is 40% of the reported tax value. The tax rate for the combined city and county is $4.29 per $100. This would indicate a tax burden for the subject real estate of $1l,661.90 calculated as follows:


Real Estate Tax Assessment       X        Tax Rate       =        Annual Taxes
--------------------------                --------                ------------
      $271,840                   X        $0.0429        =         $11,661.94


UTILITIES: The site is served by all municipal utilities and services including water, sewage, police, and fire protection. Gas, telephone and electricity are provided by public utility firms.

TRAFFIC ARTERIES: The site has good proximity to major traffic arteries. It fronts on Nashville Pike (U.S. 31E), a four lane traffic artery/highway between Gallatin and Nashville, Tennessee.


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HealthCare Property Appraisers of America, Inc.                             41

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                              HIGHEST AND BEST USE

The Highest and Best Use of land is defined as being that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. It is that legal use which will yield to the land the highest present value which is economically feasible, legally permissible, and maximally productive.

The appraiser considered several alternative uses for the land underlying The Cedarbrook Rebound Facility. No alternative utilization other than for a Office Complex was considered likely to give a higher return in the immediate future. Therefore, the use contemplated by our study; i.e., Office Complex use, is considered to be in conformity with the subject property's Highest and Best Use.

The Highest and Best Use analysis is the basis for the final conclusions drawn in this report. Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued on the basis of the extent to which the improvements are consistent with or in conflict with the Highest and Best Use of the site as if unimproved. In cases where a site has existing improvements, the Highest and Best Use of the total property "as improved" is quite often determined to be different from the Highest and Best Use of the land when considered as though unimproved and available for development. In the majority of cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as the improvements contribute to the land, it is the Highest and Best Use.

The definition of Highest and Best Use given above sets forth the steps taken by the appraiser in developing the Highest and Best Use of the subject property: identification of the various reasonable, probable and legal uses; testing of the physical possibility of such uses; testing of the strength of appropriate support in the market for such uses; and testing of the financial feasibility of those uses which survive the prior tests to determine that use which will result in the optimum return.


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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Highest and Best Use - Unimproved

Those legal uses for the subject land, if unimproved, would include: Apartments, Retirement Apartments and Single-family Residential.

The physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Commercial Retail, Institutional, Motel, Nursing Home, Single-family Residential, Condominiums, Agricultural, and Office Complex.

The appraiser next tested the existence of appropriate support in the market place for all of the uses which met the two previous tests. Our market analysis indicates there is sufficient demand in the general market place and in this specific location for the following uses: Apartments, Institutional, Office, Commercial Retail, and Office Complex.

Finally, the appraiser analyzed the financial feasibility of those uses passing the previous tests and determined that the following were economically feasible:
Apartments, Commercial Retail, Office and Office Complex.

The most probable and reasonable uses for the subject property, if unimproved, might include development of: Apartments, Commercial Retail, Corporate Office, Institutional (College) and Office Complex.

When considering the subject site as an unimproved tract of land, and after considering all alternative uses, it is the appraiser's opinion that Office Complex use would be the Highest and Best Use (a) at this time, (b) after a time period sufficient to allow completion of any necessary improvements, and (c) at the time of estimated stabilized occupancy.


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                                                  DESCRIPTION OF IMPROVEMENTS
-----------------------------------------------------------------------------











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




                                     Floor Plan


                                      [PICTURE]

                                      SUBJECT


                                     [PICTURES]

                                        SUBJECT


                                       [PICTURES]

                                        SUBJECT


                                      [PICTURES]

                                        SUBJECT


                                      [PICTURES]



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                           DESCIPTION OF IMPROVEMENTS

Frank Ramsey of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on March 24, 1997. The following description of improvements the buildings as they appeared to our inspector on the date of inspection.

SUBJECT IMPROVEMENTS

The subject site is improved with four one-story buildings formerly utilized as The Cedarbrook Rebound Facility and presently vacant. The structure's initial completion date is 1985. The appraiser considers the subject building structures to contain a functional area of approximately 42,350 sf or 1059 sf per bed. The buildings were formerly utilized as (1) an administration and therapy building,
(2) two connected apartment buildings, (3) a residents building, and (4) a kitchen/dining building. All are of similar construction and architecture.

The administration/education building contains mostly office type space. There is also an in ground heated swimming pool outside this building. The residential buildings contain resident bedrooms and meeting rooms. The structures have a total possible utilization of 40 beds but are configured for 40 beds.

The subject's physical structure appears to be of good quality construction and amenities. No Physical Deterioration-Curable (deferred maintenance) was observed. The structure contains some Functional Obsolescence in its special purpose layout. There is also some External Obsolescence due to the remoteness of this site from town.

The Effective Age of the structure is 12 years, and the Remaining Economic Life is considered to be 38 years.

In all of our analysis, we have assumed and have described the subject improvements as being Special Purpose buildings. That assumption is based upon not only the building improvements


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but also the surrounding area. In fact, the building improvements are not so
Special Purpose as to preclude alternative uses. Almost any type of medical facility would find these buildings quite adaptable. Furthermore, a general office user could also utilize this space with substantial rehab o the interior. There is little or nothing about the interior of these structures to preclude utilization by a commercial enterprise. However, the limited demand for this type space in this location is a problem.

Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.

FOUNDATION: Foundation is concrete bearing walls.

FRAME: The frame is mill-type wood.

FLOOR STRUCTURE: The floor structure is concrete on ground.

FLOOR COVERING: Floor covering consists of carpet on pad and vinyl composition tile.

CEILING: The ceiling is gypsum board, taped and painted with insulation.

INTERIOR CONSTRUCTION: Interior construction is framed.

PLUMBING: All patient bathrooms are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars and other invalid aids. Individual bathtubs and showers feature non-slip surfaces, grab bars, shower hoses and non-ambulatory lifts. The property's plumbing is adequate. Eleven rooms has a rooms have a full private bath with a tub or shower.


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HEATING, COOLING, VENTILATION: The property is heated with a heat pump which also provides air conditioning. Additionally, the residents' rooms are air conditioned with thru-the-wall heat pump units with electrical resistance heating coils.

ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system.

EXTERIOR WALLS: Exterior walls are wood or steel stud walls with face brick veneer and insulation.

ROOF STRUCTURE: The roof structure is wood joists with composition deck.

ROOF COVER: Roof cover is composition shingle.

PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base. Marked parking areas.

DOORS & WINDOWS: Interior doors are solid core; windows are single-hung, slider type in aluminum frame.

EQUIPMENT: Some specialized equipment was present but was not considered in valuing the subject property. Included in this category are institutional kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps. Laundry equipment includes two domestic brand washers and two domestic dryers rated good in condition.

The main kitchen is in the resident building. Kitchen equipment includes one Hobart dishwasher, one Hobart walk-in freezer, one Hobart walk-in cooler and one Vulcan range/oven rated good in condition. There are also kitchens in each apartment (4) and a rehabilitation


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training kitchen in the Administration/Therapy building. All are equipped with residential type stoves, refrigerators and dishwashers.

ROOM FURNISHINGS: Include a bed, night stand, chair and retractable privacy curtain.

WALKS & DRIVES: Walks are approximately 41" wide and constructed of 2 1/2" concrete.

LANDSCAPING: Rated good. The lawn is well established. There is a 20' x 30' concrete pool adjoining the Administration/Therapy building.


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









                                                       COST APPROACH TO VALUE
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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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                             COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The Cedarbrook Rebound Facility will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.

The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.

To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Gallatin.


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                                 Site Valuation

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Office Complex sites, the land residual or land development methods are not a reliable indicator of value.

Direct Sales Comparison

The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Gallatin area.

The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.


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                                  LAND SALE #1

LOCATION:                                    Hancock Street

LEGAL DESCRIPTION:                           Map 126J B, Parcel 1 p/o

BUYER:                                       D & F Properties

SELLER:                                      Redman Products

CONFIRMATION:                                Deed Book 606, Page 634

DATE OF SALE:                                07/01/96

SIZE:                                        13.35 Acres

SALE PRICE:                                  $200,000

COST/UNIT:                                   $14,981 Acre

COMMENTS:    This property is southeast of the Subject property and is in the process of being developed for office type use.


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                                  LAND SALE #2

LOCATION:                                    Belvedere Dr. & Nashville Pike

LEGAL DESCRIPTION:                           Map 1261 A, Parcel 25

BUYER:                                       WalMart

SELLER:                                      Green and Little

CONFIRMATION:                                Deed Book 617, Page 285

DATE OF SALE:                                08/09/96

SIZE:                                        22.25 Acres

ZONING:                                      Commercial

SALE PRICE:                                  $2,113,845

COST/UNIT:                                   $95,000 Acre

COMMENTS:    This property is located 1 1/2 miles northeast of Cedarbrook.



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                                  LAND SALE #3

LOCATION:                                    Red River Road

LEGAL DESCRIPTION:                           Map 113P, Parcel 17

BUYER:                                       Chandler and Parker

SELLER:                                      Billy Joe Spurlock

CONFIRMATION:                                Deed Book 646, Page 38

DATE OF SALE:                                11/15/96

SIZE:                                        9 Acres

SALE PRICE:                                  $250,000

COST/UNIT:                                   $27,777.78 Acre

COMMENTS:    Property is located northeast of subject and to be developed as a trailer park site.



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                                  LAND SALE #4

LOCATION:                                   Green Wave Drive

LEGAL DESCRIPTION:                          Map 126 J B, Parcel 10, 11, 12, 13, 15 p/o

BUYER:                                      Summer Co. Board of Education

SELLER:                                     Southwest Developers

CONFIRMATION:                               Deed Book 271, Page 40

DATE OF SALE:                               08/07/92

SIZE:                                       30.885 Acres

ZONING:                                     Commercial

SALE PRICE:                                 $318,000

COST/UNIT:                                  $10,296 Acre

COMMENTS:    This property is three miles southeast of subject property near the high school and several apartment complexes.


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                                  LAND SALE #5


LOCATION:                                   Nashville Pike

LEGAL DESCRIPTION:                          Plat Book 15, Page 259

BUYER:                                      James D. Owen

SELLER:                                     E. C. Branham, Jr.

CONFIRMATION:                               Deed Book 543, Page 571

DATE OF SALE:                               10/19/95

SIZE:                                       1.89 Acres

SALE PRICE:                                 $40,000

COST/UNIT:                                  $21,164

COMMENTS:    This is a small tract located three miles southwest of subject property.



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

                     LAND SALES SUMMARY & ADJUSTMENT GRID


--------------------------------------------------------------------------------------------------------------------------
Comparison #                    Subject        No. 1            No. 2            No. 3           No. 4           No. 5
Address                    Nashville PK      Hancock St      Belvedere &        Red River        Green       Nashville PK
                                                             Nashville PK                        Wave Dr
                           Gallatin, TN     Gallatin, TN     Gallatin, TN      Gallatin, TN   Gallatin, TN   Gallatin, TN
--------------------------------------------------------------------------------------------------------------------------
     SITE DATA:
Size (SF)                     302,742         581,526           969,210          392,040       1,345,351           82,328
Size (Acres)                     6.95           13.35             22.25             9.00           30.89             1.89
Topography                      Level           Level             Level            Level           Level            Level
Utilities                         All             All               All              All             All              All

     SALE DATA:
Reported Sale Price                          $200,000        $2,113,845         $250,000        $318,000          $40,000
Sale Price / SF                 $0.00           $0.34             $2.18            $0.64           $0.24            $0.49
Sale Price / Acre                  $0         $14,981           $95,004          $27,778         $10,296          $21,164
Transaction Type                 ----          Closed            Closed           Closed          Closed           Closed
Rights Conveyed                  ----      Fee Simple        Fee Simple       Fee Simple      Fee Simple       Fee Simple
Financing Terms                  ----            Cash              Cash             Cash            Cash             Cash
               adjstmnt          ----            ----              ----             ----            ----              ---
Condition of Sale                ----           Arm's             Arm's            Arm's           Arm's            Arm's
                                               Length            Length           Length          Length           Length
                                                 ----              ----             ----            ----             ----
Recorded Sale Date                               7/96              8/96            11/96            8/92            10/95
               adjstmnt          ----            ----              ----             ----             10%             ----
Location                         ----        Superior          Inferior         Superior        Superior         Superior
               adjstmnt          ----             50%              -65%              25%            100%              25%
Size                             ----         Similar           Similar          Similar         Similar          Similar
               adjstmnt          ----            ----              ----             ----            ----             ----
Zoning                           ----         Similar           Similar          Similar         Similar          Similar
               adjstmnt          ----            ----              ----             ----            ----             ----
Topography                       ----         Similar           Similar          Similar         Similar          Similar
               adjstmnt          ----            ----              ----             ----            ----             ----
Corner                           ----         Similar           Similar          Similar         Similar          Similar
               adjstmnt          ----            ----              ----             ----            ----             ----
Utilities                        ----         Similar           Similar          Similar         Similar          Similar
               adjstmnt          ----            ----              ----             ----            ----             ----
Adjstd Price/Sq Ft                              $0.52             $0.76            $0.80           $0.52            $0.61
Avg Price/Sq Ft                                 $0.65
Adjstd Price/Acre                             $22,472           $33,251          $34,722         $22,652          $26,455
Avg Price/Acre                                $28,274
----------------------------------------------------------------------------------------------------------------------



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The Cedarbrook Rebound Facility, Gallatin, Tennessee
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Reconciliation of Comparable Sales

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, corner influence, and utilities. The unadjusted sales prices range from $14,981 to $95,004 per acre. After the adjustments, the comparables form a tighter range of $22,472 to $34,722 per acre. The average adjusted price per acre was $28,274. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 6.95 acres site has a market value of $200,000 or $28,777 per acre.

SITE VALUE                                            $200,000
                                                      ---------
                                                      ---------


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                                 Building Costs

This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The Cedarbrook Rebound Facility, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.

To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.

The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.

Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The Cedarbrook Rebound Facility building improvements and selected the appropriate quantity cost factors and adjustments.

Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer calculations included all Direct Costs. The Marshall and Swift Valuation Service includes


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architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:


Taxes                                               0.4%
Marketing                                           0.4%
Loan Points and Fees                                2.0%
Legal                                               0.5%
Accounting                                          0.2%
                                                    ----
Total Indirect Costs                                3.5%


Our estimate of Indirect Costs were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land.

Our on-site inspection of The Cedarbrook Rebound Facility did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. The subject building improvements undoubtedly contain some functional and/or external obsolescence. The buildings contain, to some extent, Special Purpose improvements. Medical buildings generally contain an excess of electrical and plumbing not found in general purpose buildings. A potential user may not be able or willing to work with the specific office layouts or the room configuration in the residential buildings. Therefore, a potential buyer would probably make some discount in price to reflect the inefficiency of the room layout and excess finish work found in the subject buildings. Additionally, there is probably not a strong demand for medical type users in this specific location. The most likely user, the adjoining college or a general office occupant moving from Nashville to the "suburbs" would undoubtedly apply a discount to reflect the inherent inefficiencies and excesses created by the subject's obsolescence.

How much the typical buyer would discount the property would depend upon his specific situation. Therefore, there is no way to accurately measure functional and/or external obsolescence of this


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specific property in this specific location. After reviewing the experience of other sellers of Special Purpose Properties in our Sales Comparison Approach, we have made a judgement that the combination of functional obsolescence and external obsolescence in the subject property is approximately 50%. [It is our opinion that the probability of obtaining a purchaser/user of the subject property who will allocate considerable value to the building shell without making substantial discount for functional and/or external obsolescence is rated good.]



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SECTION 1:

OCCUPANCY: OFFICE BUILDING

CLASS: D Frame                          COST RANK: 3.5 Above Average/High
EFFECTIVE AGE: 12 YEARS                 CONDITION: 3.5 Good
NUMBER OF STORIES: 1.0                  AVERAGE STORY HEIGHT: 10.0
FLOOR AREA: 21,175 Sq. Ft.              COST AS OF: 3/97


-------------------------------------------------------------------------------------------REPLACEMENT
COMPONENT                                                   UNITS              COST            COST
                                                                                                NEW
-------------------------------------------------------------------------------------------------------
FOUNDATION:
   Concrete, Bearing walls ....................             21,175              1.89            40,021
FRAME:
   Wood, Mill Type ............................             21,175              4.18            88,511
FLOOR STRUCTURE:
   Concrete on Ground .........................             21,175              3.15            66,701
FLOOR COVER:
   Carpet and Pad .............................              8,470              4.08            34,558
   Tile, Ceramic ..............................              1,059              9.40             9,952
   Vinyl Composition Tile .....................             11,646              1.70            19,799
SUBTOTAL                                                                                        64,309
CEILING:
   Gypsum Board, Taped & Paint ................             21,175              1.31            27,739
   Ceiling Insulation .........................             21,175              0.65            13,764
SUBTOTAL                                                                                        41,503
INTERIOR CONSTRUCTION:
   Interior Construction, Framed..............              21,175             18.52           392,161
PLUMBING:
   Plumbing ...................................             21,175              6.06           128,320
HEATING AND COOLING:
   Heat Pump ..................................             19,057              8.24           157,034
ELECTRICAL:
   Electrical .................................             21,175             10.35           219,161
   Standby Generator,Diesel ...................                100               333            33,300
SUBTOTAL                                                                                       252,461
EXTERIOR WALL:
   Face Brick Veneer ..........................             14,822             16.95           251,241
   Insulation .................................             14,822              0.56             8,301
SUBTOTAL                                                                                       259,542
ROOF STRUCTURE:
Wood Joists, Composition Deck..................             21,175              4.63            98,040
ROOF COVER:
Composition Shingle                                         21,175              1.55            32,821
-------------------------------------------------------------------------------------------------------
TOTAL .........................................                                              1,621,424
ARCHITECT'S FEES...............................                6.7%                            109,446
-------------------------------------------------------------------------------------------------------
REPLACEMENT COST NEW...........................             21,175             81.74         1,730,870
-------------------------------------------------------------------------------------------------------



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HealthCare Property Appraisers of America, Inc.                             62

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------

SECTION 2:

OCCUPANCY: APARTMENT

CLASS: D Frame                          COST RANK: 3.5 Above Average/High
EFFECTIVE AGE: 12 YEARS                 CONDITION: 3.5 Good
NUMBER OF STORIES: 1.0                  AVERAGE STORY HEIGHT: 10.0
FLOOR AREA: 21,175 Sq. Ft.              COST AS OF: 3/97


---------------------------------------------------------------------------------------REPLACEMENT
COMPONENT                                                   UNITS              COST        COST
                                                                                            NEW
-------------------------------------------------------------------------------------------------------
EXCAVATION & SITE PREPARATION:
   Site Preparation............................             21,175              0.21        4,447
FRAME:
   Wood, Mill Type.............................             21,175              3.79       80,253
FLOOR STRUCTURE:
   Concrete on Ground..........................             21,175              2.98       63,101
FLOOR COVER:
   Carpet and Pad..............................             10,588              3.47       36,739
   Tile, Ceramic...............................              1,059              8.76        9,275
   Vinyl Composition Tile......................              9,529              1.60       15,246
SUBTOTAL.......................................                                            61,260
CEILING:
   Gypsum Board, Taped & Paint.................             21,175              1.26       26,680
   Ceiling Insulation..........................             21,175              0.72       15,246
SUBTOTAL.......................................                                            41,926
INTERIOR CONSTRUCTION:
   Interior Construction, Framed...............             21,175             13.44      284,592
PLUMBING:
   Plumbing....................................             21,175              6.12      129,591
FIRE PROTECTION:
   Sprinklers..................................             14,000              2.33       32,620
HEATING AND COOLING:
   Heat Pump...................................              7,500              6.06       45,450
   Window Heat Pump............................                 11             1,396       15,356
SUBTOTAL.......................................                                            60,806
ELECTRICAL:
   Electrical..................................             21,175              5.03      106,510
EXTERIOR WALL:
   Face Brick Veneer...........................             14,822             15.76      233,603
   Insulation..................................             14,822              0.52        7,708
SUBTOTAL.......................................            241,311
ROOF STRUCTURE:
   Wood Joists, Composition Deck...............             21,175              4.31       91,264
ROOF COVER:
   Composition Shingle.........................             21,175              1.42       30,068
SUBTOTAL SUPERSTRUCTURE........................             21,175             57.98    1,227,749



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HealthCare Property Appraisers of America, Inc.                             63

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------



---------------------------------------------------------------------------------------REPLACEMENT
                                                                                            COST
COMPONENT                                                    UNITS              COST        NEW
-------------------------------------------------------------------------------------------------------
YARD IMPROVEMENTS:
   Paving, Asphalt.............................            120,000              2.06       247,200
-------------------------------------------------------------------------------------------------------
TOTAL .........................................                                          1,474,949
ARCHITECT'S FEES ..............................               6.9%                         101,526
-------------------------------------------------------------------------------------------------------
REPLACEMENT COST NEW...........................             21,175             74.45     1,576,475
-------------------------------------------------------------------------------------------------------



SUMMARY                                                            TOTAL COST NEW
----------------------------------------------------------------------------------
1: OFFICE BUILDING                                                    1,730,870
2: APARTMENT                                                          1,576,475
TOTAL COST.....................................                       3,307,345
----------------------------------------------------------------------------------
ROUNDED TO NEAREST                       $100                         3,307,300
Cost Data by MARSHALL & SWIFT


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------


                            SUMMARY OF COST APPROACH


Bldg.Improvements-Replacement Cost                                           $3,307,300
Indirect Costs                                                                  122,756
                                                                             -----------
Total Costs:                                                                 $3,430,056

Less Depreciation:

   Physical Deter.-Curable                               $0

   Physical Deter.-Incurable-
      Replacement Costs                                   0

   Physical Deter.-Incurable-
      Indirect Costs                                      0

   Functional Obsolecentce & External
      Obsolescence @ 50%                          1,715,028
                                                 ------------
Total Depreciation                                                            1,715,028
                                                                             -----------
Depreciated Value                                                            $1,715,028

Land Value                                                                     $200,000
                                                                             -----------
Market Value--Real Estate                                                    $1,915,028

Add Furniture, Fixtures, & Equipment                     $0
Less Depreciation                                         0

Depreciated Value of FF&E                                                            $0

MARKET VALUE OF REAL & PERSONAL
PROPERTY By Cost Approach -- "As Is"                                         $1,915,028

                                                        (R)                  $1,920,000
                                                                             -----------
                                                                             -----------



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HealthCare Property Appraisers of America, Inc.                              65

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------



                      INCOME CAPITALIZATION APPROACH TO VALUE

                   ---------------------------------------------










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

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------



                     INCOME CAPITALIZATION APPROACH TO VALUE

To estimate the Market Value of The Cedarbrook Rebound Facility through the Income Capitalization Approach, the appraiser attempted to project the income the subject might generate by a lease to other healthcare and non-healthcare users.

A major underlying premise of the Income Capitalization Approach holds that the subject property can be rented. This premise assumes a viable rental market sufficient to develop rates of: (1) rental, (2) occupancy, (3) expenses and (4) capitalization. We were unable to develop sufficient data to process a convincing Income Approach to Value. The absence of sufficient data to develop an Income Approach suggests the buyers for this type property are users rather than investors seeking an income stream. This tends to invalidate the use of the Income Approach for this appraisal. Both the lack of market rental data and the available sales data on this type property suggest that the most likely purchaser will be an owner/occupant not an investor buying for income. It was not deemed helpful to develop and analyze rental data in great detail. However as a check against the other two approaches to value, an overview of rental possibilities and alternatives was considered to see what return and capitalized value might be expected if in fact an investor/purchaser could be found. In attempting an Income Capitalization Analysis, this appraiser considered the leasability of subject property to:

    -    Similar Residential Healthcare Tenants
    -    Alternative Medical Non-residential User/Lessees
    -    Alternative  Non-medical Institutional Users
    -    General Office/Retail Users



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HealthCare Property Appraisers of America, Inc.                              67


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The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------



Alternatives by type included:

    1.   Similar Healthcare Residential Use:

         a.   Nursing Home

         b.   Rest Home

         c.   Assisted Living Facility

         d.   Head Trauma

         e.   Drug/Chemical Rehab

         f.   Group Home

    2.   Alternative Health Care, Non-residential Use

         a.   Kidney Dialysis

         b.   Outpatient Services

         c.   Adult Care

         d.   Medical Office

         e.   Mental Health

    3.   Alternative Non-Medical Institutional Use

         a.   Correctional Facility

         b.   Corporate Retreat

    4.   General Real Property Use

         a.   Office

         b.   Retail

The subject property has limited leasability as a nursing home, assisted living facility, or rest home for several reasons. It is configured in several buildings which makes a nursing home operation quite inefficient. The square feet per bed in a nursing home is also much lower (avg nursing home = 300 SF Per
Bed) than in the subject (approximately 1000 SF Per Bed). Furthermore the rental paid per bed or per square foot for a nursing home is determined mostly from the economics of the nursing home operation, making each facility unique and distorting any comparison.



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HealthCare Property Appraisers of America, Inc.                              68

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------




The possibility of leasing the subject to another operator of head trauma rehab facilities is probably impractical. We did not consult other operators in the interest of confidentiality. However, the present lessee is one of the best operators of this type. One must assume that if they cannot make the head trauma rehab business work in this facility, any other operator would have similar problems. The problems in the head trauma industry and the rehab industry generally evolve from tightening up of HMO's and other managed care operations. These same problems are also a concern for drug/chemical rehab operations and all other rehab operators. Therefore, most operators of this type are not seeking to expand and certainly not into marginal markets or locations where other medical operators have had difficulty. When they do, the rent is dictated by the business potential of the specific operation in that specific location. Comparisons of other special use rehab buildings in other locations were of little assistance in establishing fair market rental for the subject in .

There is some potential for leasing the subject to some type of group home operator, i.e., homes for troubled teens, halfway houses, mentally retarded, etc. This is an expanding market. However, the rentals paid by this type operation are dictated by politics, altruism, and the construction cost of the facility, rather than by market competition. Therefore, analysis of this type rental is of limited use in attempting to establish a fair market rental for the subject in Gallatin.

In looking at alternative healthcare in non-residential settings, we did find that there has been considerable expansion of this type service. Those uses most often encountered include kidney dialysis, outpatient services, adult care, medical offices and mental health services. However, as in residential healthcare operations, we found that rentals were not determined by market competitive factors. Most often they were a function of the cost of the special use property and the rent necessary to service the debt.

There is some market for the subject for rental to an alternative non-medical institutional user such as a correctional facility. The privatization of the penal system is a slowly evolving phenomena but certainly a trend. However, the instances are scarce and riddled with politics making comparison of rentals useless. The other non medical use would be for a corporate retreat. While there are buyers for this type use, they generally require an even more remote site than subject's and are bought by



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

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------

owner/occupants not for investment. We do feel there is some potential for selling the subject as an owner/occupant corporate retreat -- but not much as a rental corporate retreat.

Some properties like subject have been purchased for conversion to general office or retail use. The rentals here are usually dictated by market forces as there are other alternatives available.

The subject probably has average to good potential for acquisition by an investor intending to rent out for retail use. Its location on a major thoroughfare has good access and visibility. Local Realtors tell us that well located retail space in the Gallatin area can generally be expected to bring from $3.50 to $4.50 per square foot on a net net net basis. The subject probably also has good potential for rental for office use. [Its location next to the college and on Nashville Pike is very desirable] Office properties in the Nashville outlying communities are currently bringing $4.50 to $6.00 per square foot on a net net net basis. The subject might then be expected to have a theoretical potential to develop net income of $211,750 (42,350 sf x $5.00). Utilizing a capitalization rate of 10% would suggest a value by the Income Capitalization Approach of:


                               CAPITALIZATION
    NET INCOME    DIVIDED BY        RATE             =              VALUE
 ---------------  ----------   ---------------   ----------      ------------
     $211,750     DIVIDED BY         10%             =            $2,120,000








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HealthCare Property Appraisers of America, Inc.                             70

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The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------






                        SALES COMPARISON APPROACH TO VALUE
-------------------------------------------------------------------------------




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HealthCare Property Appraisers of America, Inc.                             71

The Cedarbrook Rebound Facility, Gallatin, Tennessee
-------------------------------------------------------------------------------



                       SALES COMPARISON APPROACH TO VALUE

The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables. " (This information taken from The Dictionary of Real Estate Appraisal American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. The income multiplier was not considered appropriate as the potential buyers for this type property come from several dissimilar industries with different income characteristics. The physical indicators included sales price per revenue generating unit (beds) and sales price per square foot of building area. Both the sales price per bed and per square foot were considered appropriate with the price per square foot viewed as having the highest correlation to market value. The appraiser researched sales of Special Purpose medical use buildings that have re-sold for a different use. The following section presents information on the sales analysis of comparables for an indicated value of the subject property.

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HealthCare Property Appraisers of America, Inc.                             72

                                    IMPROVED SALE #1778


                                        [PICTURE]


                                    PROPERTY DATA


Name/Location:                                Ferncrest Maner Nursing Home
                                              14500 Hayne Blvd.
                                              New Orleans, LA

Level of Care:                                NH

Improvements/Condition:                       1-story, masonary in good
                                               condition

Age:                                          1987

Number of Units:                              214

Gross Building Area:                          94840 s.f.

S.F./Unit:                                    443 s.f.

Occupancy:                                    0.61


                             SALE DATA


Date of Sale:                         SEP 94
Grantor:                              New Orleans Health Care
Grantee:                              Prestige Care, L.L.C.
Sale Price:                           $6503473
Financing:                            $1,534,723 cash; Note for $968,750 at 8.5%


                       INDICATIONS


Price/Unit (Apt/Bed)                  $30390
Price/S.F.:                           $69 s.f.



Comments: Sale at RTC sealed bill auction, grantee proposed to partially convert to adolescent psyc facility.

                                 IMPROVED SALE #95078

                                     [PICTURE]


                                    PROPERTY DATA

Name/Location:                                Hunt Hospital
                                              75 Lindall Street
                                              Danvers, MA

Level of Care:                                HOSP

Number of Units:                              120

Gross Building Area:                          120000 s.f.

S.F./Unit:                                    1000 s.f.

                                     SALE DATA

Date of Sale:                               JUL 90

Grantor:                                    Town of Danvers

Grantee:                                    Beverly Hospital Corp.

Sale Price:                                 $3000000

Financing:                                  Cash


                           INDICATIONS

Price/Unit (Apt/Bed)                        $25000

Price/S.F.:                                 $25 s.f.


Comments:   Sold with all FF&E; After sale 50% was converted to outpatient, day surgery, Phys. & Occ. therapy and EMER. room at cost of $322K. Remainder converted to SNF licensed for 60 beds;
            Conversion cost was $950K with $200K for F&F; Plus $350K to repair rook, parking and other maint.

                             IMPROVED SALE #95077


                                    [Picture]

                                    PROPERTY DATA

Name/Location:                                Josiah B. Thomas Hospital
                                              15 King Street
                                              Peabody, MA

Level of Care:                                HOSP

Number of Units:                              59

Occupancy:                                    0.76

Effective Gross Income:                       $15016254

Expenses:                                     $18283314

Net Income:                                   -$3267060

                                     SALE DATA

Date of Sale:                               DEC 92

Grantor:                                    City of Peabody

Grantee:                                    Lahey Clinic

Sale Price:                                 $2800000

Financing:                                  Cash to seller


                           INDICATIONS

Price/Unit (Apt/Bed)                        $47458

EGIM:                                       0.19

Overall Rate:                               -1.1670


Comments:   Inc/Exp adjusted YE 1991; Purchased for conversion to rehab hospital.

                          IMPROVED SALE #95076


                                [Picture]


                                    PROPERTY DATA

Name/Location:                                Chaps Koala Center
                                              5010 Alston Avenue
                                              Durham, NC

Level of Care:                                REHAB

Improvements/Condition:                       1-story, steel frame, vinyl
                                              siding in good condition.

Age:                                          1986

Number of Units:                              42

Gross Building Area:                          22812 s.f.

S.F./Unit:                                    543 s.f.

                                     SALE DATA

Date of Sale:                               OCT 93

Grantor:                                    Koala North Carolina, Inc.

Grantee:                                    J. Chapman and F. Blackwell

Sale Price:                                 $640000

Financing:                                  All cash


                           INDICATIONS

Price/Unit (Apt/Bed)                        $15238

Price/S.F.:                                 $28 s.f.


Comments:   Opened in '86, closed in '92; Purchased for conversion to ALF;
            Of the 9.17 acre site, 6.42 is considered undevelopable; all equipments included.

                          IMPROVED SALE #95075


                                  [PICTURE]

                                    PROPERTY DATA

Name/Location:                                Melbourne Hotel & Conference Ctr.
                                              4611 Bee Caves Road
                                              Austin, TX

Level of Care:                                Hotel

Improvements/Condition:                       Class D, wood frame w/ masonary
                                              interior walls in average
                                              condition.

Age:                                          1985

Number of Units:                              60

Gross Building Area:                          44000 s.f.

S.F./Unit:                                    733 s.f.

                                     SALE DATA

Date of Sale:                               MAY 92

Grantor:                                    Comprehensive Addiction Prog.

Grantee:                                    Peter C. Kern

Sale Price:                                 $850000

Financing:                                  Cash to seller; conventional
                                            financing.


                           INDICATIONS

Price/Unit (Apt/Bed)                        $14167

Price/S.F.:                                 $19 s.f.


Comments:   Purchased vacant w/ no license to renovate into an ALF; TX has not required CON since 1985; all utilities and on-site septic.

                  IMPROVED SALE OF #95074


                      [PICTURE]




                      PROPERTY DATA




Name of Location:                          Capitol Medical Center
                                           2711 Capitol Med. Ctr. Blvd
                                           Tallahassee, FL

Level of Care:                             REHAB

Improvements/Condition:                    Class D, metal frame, 1-story in average condition

Age:                                       1989

Number of Units:                           60

Gross Building Area:                       16000 s.f.

S.F./Unit                                  267 s.f.



                                     SALE DATA

Date of Sale:                               OCT 91

Grantor:                                    Comprehensive Addiction Prog.

Grantee:                                    West Star Dev. Co.

Sale Price:                                 $900000

Financing:                                  Cash; conventional loan.


                               INDICATIONS

Price/Unit(Apt/Bed)                          $15000

Price/S.F.:                                  $56 s.f.

Comments:  25 semi-pvt with F/B; State of FL does not require CON for substance abuse facility; purchased vacant with intent to renovate at cost of $600K for use as a medical office bldg. w/lab, X-ray and short procedure surgery.


                          SALES COMPARISON SUMMARY GRID


---------------------------------------------------------------------------------------------------------------------------------
Comp #                             SUBJECT          # 95074        # 95075    # 95076       # 95077       # 95078         #1778
Name                            Cedarbrook    Bowling Green  Bowling Green      Chaps      Joseph B          Hunt     Ferncrest
                                  Facility   Of Tallahassee   Of the Hills      Koala    Thomas Hsp      Hospital         Manor
City                              Gallatin      Tallahassee         Austin     Durham       Peabody       Danvers   New Orleans
State                                   TN               FL             TX         NC            MA            MA            LA
---------------------------------------------------------------------------------------------------------------------------------
PROPERTY DATA
Year Built                            1985             1989           1985       1986           N/A           N/A          1987
# Beds                                  40               50             60         42            59           120           214
GBA (sf)                            42,350           16,000         44,000     22,812        40,474       120,000        94,840
SF Per Bed/Apt                        1059              320            733        543           686          1000           443

   SALE DATA
Date of Sale                                          10/91           5/92      10/93         12/92          7/90          9/94
Sale Price                                         $900,000       $850,000   $640,000    $2,800,000    $3,000,000    $6,503,000
Price / Bed                                         $18,000        $14,167    $15,238       $47,458       $25,000       $30,388
Price / SF                                           $56.25         $19.32     $28.06        $69.18        $25.00        $68.57

CUMULATIVE ADJUSTMENTS
Rights Conveyed                                          0%             0%         0%            0%            0%            0%
     Adjusted Price                                 $18,000        $14,167    $15,238       $47,458       $25,000       $30,388
                                                        $56            $19        $28           $69           $25           $69
Financing Terms                                          0%             0%         0%            0%            0%            0%
     Adjusted Price                                 $18,000        $14,167    $15,238       $47,458       $25,000       $30,388
                                                        $56            $19        $28           $69           $25           $69
  Conditions of Sale                                     0%             0%         0%            0%            0%            0%
     Adjusted Price                                 $18,000        $14,167    $15,238       $47,458       $25,000       $30,388
                                                        $56            $19        $28           $69           $25           $69
Market Conditions                                       17%            15%        11%           14%           21%            8%
     Adjusted Price                                 $20,970        $16,292    $16,838       $53,864       $30,250       $32,895
                                                        $66            $22        $31           $79           $30           $74
NON-CUMULATIVE ADJUSTMENTS
Physical Characteristics                                15%            15%        15%          -25%            0%          -35%
Location                                                 0%            10%        10%          -15%          -15%           10%
Economic Factors                                         0%             0%         0%            0%            0%            0%
     Non-Cumulative Adjustments                         15%            25%        25%          -40%          -15%          -25%

ADJUSTED VALUE INDICATORS
     Sale Price/Bed                                 $24,116        $20,365    $21,048       $32,319       $25,713       $24,671
     Sale Price/SF                                      $75            $28        $39           $47           $26           $56
     Average Sale Price/Bed                         $24,705
     Average Sale Price/SF                              $45


                        [ADJUSTED SALES COMPARISONS GRAPH]

The Cedarbrook Rebound Facility, Gallatin, Tennessee
------------------------------------------------------------------------------


                      COMPARISON OF COMPARABLES TO SUBJECT

In our final and most detailed analysis and comparison to subject, the appraiser selected comparable sales with the highest combination of important similar characteristics. The sales selected were all special use medical facilities that were sold for a different use than that of the previous tenant.

                           Explanation of Adjustments

All sales are of Special Purpose medical buildings. Each sale has been adjusted for differences, both economic and physical, in relation to the subject. Following is a discussion of each characteristic of the property with an explanation of the adjustments made to each comparable sale.

Cumulative Adjustments

"Cumulative Adjustments" were applied to the sales prior to other adjustments in order to reconcile the sales prices for intangible occurrences which could alter the sales prices. Additional noncumulative adjustments for physical and economic considerations are analyzed thereafter. Cumulative adjustments considered included:

    Property Rights Conveyed

    This adjustment is for sales which had rights conveyed differently than the subject's. In this appraisal, the Fee Simple Going Concern is being appraised. All of the sales were also sold as Going Concerns, none of which were leased facilities. As the appraiser, at this point in this analysis, is seeking Fee Simple Value of Going Concern, no adjustment was made.

    Financing

    No adjustment is applied for financing, as all sales are reported to be cash to seller or cash equivalent transactions. We are not aware of atypical financing that would require an adjustment for cash equivalency.

    Conditions of Sale

    No adjustments were considered necessary to reflect any special conditions or terms of sale.
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    Market Conditions (Date of Sale)

    Adjustments for recorded sales date, or time, is reflective of differences in the market at different times. An upward adjustment of approximately 3% annually was made to the comparables sale prices.

Non-Cumulative Adjustments

    Location

    Locational adjustments reflect the difference in value attributed to a property's specific location. The subject's location in an outlying area without any immediate surrounding medical use suggests the need for a discount.

    Quality/Design

    This adjustment reflects physical differences of specific properties for varying qualities of building materials, layout, building finish, etc.

    Condition/Age

    Many older facilities receive renovations and on going maintenance due to State requirements and market expectations. However, their appeal to the private pay market is less than newer facilities. In addition, newer facilities are generally more efficient to operate, thus increasing profit.

    Average Square Footage Per Bed

    The comparables presented a range of 329 s.f. to 1,000 s.f. per bed. The subject, at 1,059 s.f., is at the upper end of the range at. The area per bed is an indication of the existence, or at least the potential, for better support areas which can positively affect profitability.

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                               Sales Price Per Bed

HealthCare Property Appraisers maintains a nationwide data bank on long term health care facilities, which currently includes sales of over 1,200 facilities. Facilities being sold for shell value sometimes bring only $10,000 to $12,000 per bed. Facilities which are of good quality but predominantly medicaid funded are selling on a nationwide basis for approximately $25,000 to $50,000 per bed. The higher quality homes, which offer better care services, more amenities, and therapy areas (or homes which show unusual profit potential), are generally sold for $45,000 to $75,000 per bed.

The comparables selected for close analysis have an unadjusted sales price per bed range from $14,167 to $47,458 with an average of $25,042. The factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. Typically, a property which has a larger average area per bed will sell at a higher unit price.

After adjusting the comparables to the subject, the sales price per bed formed a range of $20,365 to $32,319 with an average of $24,705. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $24,000 to $26,000. Applying this range to the subject's 40 indicates a value range of $960,000 to $1,040,000.


    # BEDS        X          SALE PRICE PER BED       =         INDICATED VALUE
    ------                   ------------------                 ---------------
     40           X          $24,000 to $26,000       =      $960,000 to $1,040,000



                           Sales Price Per Square Foot

The unadjusted comparables formed a sales price range from $19 to $69 per square foot with an average of $44. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar. A smaller unit usually generates more income on a per square foot basis than a larger unit. This is reflective of the staffing

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costs as, typically, the per resident day costs are not directly influenced by the unit size. After economic adjustments, the comparables formed a sales price per square foot range of $26 to $75 with an average of $45.

Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $42.50 to $47.50 per square foot to be indicated. Applying the unit values to the subject's 42,350 of gross building area indicates a value range of $1,799,875 to $2,011,625.


    BUILDING SIZE     X      SALE PRICE PER SF        =         INDICATED VALUE
    -------------            -----------------             -------------------------
       42,350         X      $42.20 TO $47.50         =    $1,799,875 TO $2,011,625



                  Reconciliation of Sales Comparison Indicators

The value ranges developed by both of the physical indicators are summarized below:


------------------------------------------------------------------
------------------------------------------------------------------
INDICATORS OF VALUE                            VALUE RANGE
------------------------------------------------------------------
------------------------------------------------------------------
SALES PRICE PER BED                       $960,000 to $1,040,000
------------------------------------------------------------------
SALES PRICE PER SQUARE FOOT              $1,799,875 to $2,011,625
------------------------------------------------------------------
------------------------------------------------------------------



The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. Due to the uniqueness of each of the comparables, the price per bed is not considered to be a strong indicator. The sales price per square foot is considered a stronger indicator. Giving consideration to current market conditions and the subject's physical characteristics, the sales comparison approach suggests a narrower range of $1,800,000 to $2,000,000.

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The Sales Comparison Approach has a limited use in providing a value range.
Differences in location and many other variables make a precise comparison between the comparable sales and the subject property extremely difficult.

                                     Summary

The validity of the Sales Comparison Approach depends upon whether a buyer can be found who would be willing to pay some amount for the building improvements. In our opinion, the chance of that happening are rated good. There should be some market either to the adjoining college or to general office users from the metropolitan Nashville market. The reconciled market value range is indicated by the Sales Comparison Approach:

                            $1,800,000 to $2,000,000

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                     RECONCILIATION AND FINAL VALUE ESTIMATE

----------------------------------------------------------
----------------------------------------------------------
INDICATED VALUE BY                           $1,920,000
    COST APPROACH
----------------------------------------------------------

----------------------------------------------------------
INDICATED VALUE BY                           $2,120,000
    INCOME APPROACH
----------------------------------------------------------

----------------------------------------------------------
INDICATED VALUE BY                           $1,800,000
    SALES COMPARISON APPROACH              to $2,000,000
----------------------------------------------------------
----------------------------------------------------------


To estimate the final Market Value for The Cedarbrook Rebound Facility, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

The Cost Approach was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 6.95 acres of land were valued at $28,777 per acre or $200,000. This approach indicated a market value for The Cedarbrook Rebound Facility of $1,920,000.

The value indicated by the Cost Approach is an important consideration for a potential buyer as it provides a starting point for estimating value in use. However, most purchasers of a special use property will make a fairly substantial deduction from cost new to reach their offering price. The amount of that deduction is dependent upon a number of factors that vary from investor to investor and property to property and cannot be predicted or quantified with any high degree of accuracy. If a buyer can be found who can use the building improvements it is my opinion that this deduction would be a minimum of 50% but in many cases could be as much as 100%. We believe this
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depreciated value by our Cost Approach of $1,920,000, which assumes depreciation of 50% probably sets the upper limit of value for the subject property.

Under the Income Approach to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. This approach was considered to be the weakest of the three as it is based on the least data and has the weakest correlation to the actual thought process of the typical buyer. Few buyers of this type property would be acquiring it for its investment potential, but rather for its value in use in a business. The projected Net Income to Real Estate of $211,750 was capitalized at 10%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The Cedarbrook Rebound Facility was indicated by the Income Approach to be $2,120,000.

Under the Sales Comparison Approach, the appraiser reviewed a considerable number of sales of former medical facilities that have been converted to other uses. Analysis of this data after adjustments for property differences indicated a Market Value for The Cedarbrook Rebound Facility of $1,800,000 to $2,000,000, based on $45 per square foot.

The preceding analysis assumes a buyer can be found who will be willing to pay something for the subject's improvements. The limited market for the subject's improvements and consideration of its location suggest that only a low price will attract a buyer to these improvements.

Our three Approaches to Value when correlated together suggest a value of $1,800,000 to $2,100,000. However, that conclusion is based upon:

    -    The assumption that a user for subject's improvements can be found

    - Analysis of sales of former medical buildings which were resold (ignoring the fact that many never did sell)

    - A large estimate of depreciation by the appraiser that cannot be accurately proven.
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The reality of the matter is that there probably will be no buyer for the improvements and the property will have to be sold for Land Value only. Therefore, we believe the most likely sale price for the subject to be its Land Value only.

Based on the enclosed data and analyses, I believe the Subject Property described herein has the following estimated Final Market Value as of March 24, 1997 at Stabilized Census, Occupancy and Rates:

FINAL MARKET VALUE OF SUBJECT PROPERTY:                             $200,000

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                                MARKETING PERIOD

Due to the weak market for Office Complexs, The Cedarbrook Rebound Facility may not be saleable to a health care user. The appraiser has reviewed sales of a number of Office Complexs that have taken place over the past five years. The average sales time for those properties was approximately three years. If the subject property were priced to include "some" value for the improvements and adequately marketed, we believe it could be sold at our appraised value within approximately three years. However, it must be recognized that there may be very little demand for this property as improved and it may be necessary to sell it for land value alone --which could also take three years.

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                                SUMMARY OF VALUES

After considering the subject's functional utility, neighborhood and general market conditions, we would estimate the probability of finding a buyer/user for the existing improvements as FAIR. The market for a "user" buyer is very limited. The most realistic price for the subject includes no value for the improvements. Therefore, we estimate the Market Value of the subject to be for the value of the land only or:

Land                                                                 $200,000

It should be noted that there is some upside potential for finding a buyer who will pay something for the improvements. But due to the low probability of that happening we do not believe a prudent buyer would do so. Therefore the most likely sale price would pay more than land value.

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                  UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS

1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The Cedarbrook Rebound Facility is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

         This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

4. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

5. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

6. The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

7. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing, electrical, heating, ventilation, air conditioning, and roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify the
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         condition or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

8. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

9. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

10. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

11. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

12. The appraiser was not furnished with construction plans or physical surveys and due to the confidential nature of this assignment, did not measure the building improvements. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. Any substantial difference in the subject's actual land or improvement size would have some effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

13. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

14. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale.
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15.      To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

16. The Americans with Disabilities Act "ADA" became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

17. The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.
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                            APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

    - The statements of fact contained in this appraisal report are true and correct.

    - The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

    - I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

    - My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

    - My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

    - As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

    - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

    - The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

    - Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

    -    The appraiser has complied with the USPAP competency provision.

    -    The USPAP departure provision does not apply.
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    -    This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.

I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.

                            /s/ J. MICHAEL BURROUGHS
                            ------------------------------
                            J. MICHAEL BURROUGHS, MAI, SRA

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                                   REFERENCES

         The appraiser would like to acknowledge the following resources:

1. Laventhol & Horwath, Retirement Housing Industry 1989 (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.       Marshall and Swift Computerized Services, Los Angeles, CA.

4.       National Planning Data Corporation, Ithaca, NY.

5.       SMG Marketing Group, Inc. -C-1993.

6. Ernst & Young and American Association of Homes for the Aging Study. Continuing Care Retirement Communities: An Industry in Action, Analysis and Developing Trends, 1989.

7. The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, second edition.

8.       The Appraisal of Real Estate, ninth edition.

9. The Guide to the Nursing Home Industry, 1993. A joint publication of Health Investment Analysts, Inc. and Arthur Andersen & Co.

10.      U. S. Bureau of Census.

11. Marion MerrellDow Managed Care Digest Long Term Care Edition 1993. Marion Merrell Dow, Inc.

12. An Overview of The Assisted Living Industry, October 1993, Coopers & Lybrand and The Assisted Living Facilities Association of America.

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

                           QUALIFICATIONS OF APPRAISER
                         J. MICHAEL BURROUGHS, MAI & SRA
                              POST OFFICE BOX 2227
                     HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                         CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE

J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

    Nursing Homes
    Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
    Acute Care Hospitals
    Psychiatric Hospitals
    Congregate Living Facilities

Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT

HealthCare Property Appraisers of America, Inc. - President
    June, 1973 to Present

Atlantic Mortgage and Investment Company - First Vice President
    January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company -- Asst. VP and Manager of the Charlotte Income Property Loan Department
    May, 1970 to January, 1972, Charlotte, NC

Prudential Insurance Company - Real Estate and Mortgage Loan Department Regional Appraiser
    December, 1964 to April, 1969, Montgomery, Alabama
    May 1969 to May, 1970, Charlotte, N.C.

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GENERAL EDUCATION

Mars Hill College-Associate of Arts-1962

University of North Carolina at Chapel Hill-B.S. in Business Administration
    (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

American Institute of Real Estate Appraisers-Real Estate Valuation-Course
    I--University of Mississippi, 1966.

American Institute of Real Estate Appraisers-Real Estate Valuation--Course
    II-Tulane University, 1967.

Various Seminars in Tax Deferred Exchanging and Computer Applications for
    Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS

The Appraisal Institute-MAI, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY-LONG-TERM HEALTH CARE

                  Healthcare and Nursing Home Facilities

Facilities Appraised:      2500

Location:                  Located in 44 States

Type: Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance Abuse, Mentally Retarded
                           (MR), Rehabilitation, Alzheimer's, Acute, Sub-Acute, Rehab, and Psychiatric Hospitals

                  Retirement Housing

Facilities Appraised:      60+

Location:                  Located in over 14 States

Type: Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.

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                   TYPICAL NURSING HOME CLIENTS (Partial List)

    Mortgage/Bond Lenders

    Bank One, Indianapolis, IN
    Bear Sterns Investment Bankers, New York, NY
    Dominion Bank, Richmond, VA
    First American National Bank, Nashville, TN
    First National of Maryland, Baltimore, MD
    Grove Capital, Atlanta, GA
    Healthcare REIT, Toledo, OH
    Hibernia National Bank, New Orleans, LA
    J. C. Bradford, Nashville TN and Pensacola, FL
    Maryland National Bank, Baltimore, MD
    Society Bank, Dayton, Ohio
    Southtrust Bank, N.A., Birmingham, AL
    Van Kampen Merritt, Philadelphia, PA
    Wachovia Bank & Trust, Raleigh, NC
    Wright One Financial, Dayton, OH

    Healthcare Management Companies

    American Retirement Corporation, Nashville, TN
    The Angell Group, Winston-Salem, NC
    Asheville Psychiatric Hospital, Asheville, NC
    Beverly Enterprises, Ft. Smith, AR
    Brian Management Group, Hickory, NC
    The Brunner Companies, Dayton, OH
    Charlotte Memorial Hospital, Charlotte, NC
    Convalescent Services, Atlanta, GA
    Cumberland Health Systems, Nashville, TN
    Denver Health Group, Denver, CO
    Diversicare Corporation of America, Franklin, TN
    Elmhurst Psychiatric Hospital, Portland, CT
    Genesis Health, West Point, PA
    Health Care Capital, Atlanta, GA
    Health Care Concepts, Atlanta, GA
    Health Prime, Atlanta, GA
    Meridian Healthcare, Towson, MD
    Multicare Management, Inc., Hackensack, NJ
    National Health Corporation, Murfreesboro, TN
    Nomura, New York, NY
    Quest Rescue, Atlanta, GA
    Quorum Health Services, Inc., Wellesley, MA
    Regency Health Care, Ormond Beach, FL
    Resource Housing of America, Atlanta, GA
    Royal Care, Inc., Cleveland, TN
    Southern Care Enterprises, Atlanta, GA
    TheraTx, Baltimore, MD
    Total Care Systems, Inc., West Point, PA
    WellCare, Inc., Atlanta, GA

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HealthCare Property Appraisers of America, Inc.                            105


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